UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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BEACON ROOFING SUPPLY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEACON ROOFING SUPPLY, INC.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 18, 2022

To the stockholders of Beacon Roofing Supply, Inc.:

The 2022 Annual Meeting of Stockholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at Beacon’s corporate headquarters, 505 Huntmar Park Drive, Herndon, Virginia 20170 on Friday, February 18, 2022, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)	Election of twelve members to our Board of Directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal No. 1);

(2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2);

(3)

To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3); and

(4)	The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Although our Board of Directors intends to carefully consider the stockholder vote resulting from Proposal Nos. Two and Three, the final vote will not be binding on us and is advisory in nature. All holders of record of shares of Beacon Roofing Supply, Inc. stock (Nasdaq: BECN) at the close of business on December 22, 2021 are entitled to receive notice of the meeting and to vote at the meeting. Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting.

Whether or not you expect to be present, please vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

Given the ongoing public health concerns related to the coronavirus pandemic, we urge you to consider voting in advance of the meeting via one of the remote methods described above in lieu of attending the meeting in person. Although we intend to hold the Annual Meeting in person, we are monitoring the ongoing coronavirus pandemic, and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may recommend or impose. Measures that we intend to follow at this year’s Annual Meeting are expected to include conducting health screenings for persons seeking entry to the meeting, enforcing social distancing guidelines for all attendees, and requiring all attendees to wear masks. In the event that it is not possible or advisable to hold the Annual Meeting in person or at the scheduled date, time or location, we will announce alternative arrangements for the Annual Meeting via a press release and a public filing with the Securities and Exchange Commission (“SEC”) as promptly as practicable. Alternative arrangements may include holding the Annual Meeting solely by means of remote communication in a virtual meeting format.

By Order of the Board of Directors

CHRISTINE S. REDDY, Corporate Secretary

Herndon, Virginia

January 14, 2022

This is an important meeting and all stockholders are invited to attend the meeting in person. Those stockholders who are unable to attend are respectfully urged to vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Stockholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 18, 2022: This proxy statement and the fiscal year 2021 Annual Report are also available at www.proxydocs.com/BECN.

Proxy Summary	i	Proposal Three: Advisory Vote on Executive Compensation	22
Proxy Statement	1	Executive Officers	23
Purpose of Meeting	1	Information on Executive Compensation	25
Board Recommendations	1	Compensation Discussion and Analysis	25
Attendance at the Annual Meeting	2	Overview	25
Voting Quorum	2	Objectives of Compensation Program	25
Required Votes	2	Use of Consultants and Peer Group Data	26
Effect of Not Voting	3	Base Salaries	26
Voting Methods	3	Annual Cash Incentives	27
Revoking Proxies	3	Equity Compensation	30
Solicitation Costs	3	Employment Agreements	32
Summary of Business Matters to be Voted On	4	Stock Ownership Guidelines	33
Proposal One: Election of Directors	4	Retirement and Executive Life Insurance Plans	33
Information About our Nominees	5	Perquisites	33
Board of Directors’ Meetings, Committees of the Board and Related Matters	11	Tax Deductibility of Compensation	33
Director Independence	11	Incentive Compensation Recoupment Policy	34
Board Committees and Meetings	11	Report of the Compensation Committee	34
Director Selection	13	Executive Compensation	35
Director Experience	14	Potential Payments upon Termination or Change-in- Control	38
Director Diversity	14	Pay Ratio	41
Compensation of Directors	15	Compensation Committee Interlocks and Insider Participation	41
Board Leadership Structure	15	Compensation of Directors	42
Role in Risk Oversight	16	Stock Ownership	44
Environmental, Social and Governance (ESG)	17	Equity Compensation Plan Information	46
Retirement Age	18	Corporate Governance	47
Orientation Training and Continuing Development Education	18	Code of Ethics and Business Conduct	47
Stockholder Communications to the Board	18	Certain Relationships and Related Transactions	47
Proposal Two: Ratification of Independent Registered Public Accounting Firm	19	Policies and Procedures with Respect to Transactions with Related Persons	49
Fees Paid to Independent Registered Public Accounting Firm	19	Delinquent Section 16(a) Reports	49
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	20	Information Concerning Stockholder Proposals	49
Report of the Audit Committee	20	Other Business	50

PROXY SUMMARY

To assist you in reviewing the proposals to be acted upon at the Annual Meeting, we call your attention to the following information about Beacon Roofing Supply, Inc.’s (“Beacon”, the “Company,” “we,” “our” or “us”) financial performance, key executive compensation actions and decisions, and corporate governance highlights. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K for the year ended September 30, 2021, and the complete Proxy Statement that follows.

Proposals That Require Your Vote

		More Information	Board Recommendation	Vote Required for Approval
PROPOSAL ONE	Election of twelve (12) directors	Page 4	FOR each Director Nominee	Plurality of the votes entitled to be cast in the election of directors
PROPOSAL TWO	Ratification of the selection of the independent registered public accounting firm	Page 19	FOR	Majority of votes cast
PROPOSAL THREE	Approval of Named Executive Officer Compensation	Page 22	FOR	Majority of votes cast

About Beacon

Beacon is the largest publicly traded distributor of roofing materials and complementary building products in North America. We have served the building industry for over 90 years and as of September 30, 2021, operated 446 branches throughout all 50 states in the U.S. and six provinces in Canada. We offer an extensive range of high-quality professional grade exterior products comprising over 100,000 stock-keeping units, and we serve over 80,000 residential and non-residential customers who trust us to help them save time, work more efficiently, and enhance their businesses.

We differentiate ourselves in the industry by providing our customers with seamless execution, practical innovation, and a hands-on approach that allows us to serve each of our individual customer’s specific needs. We also work closely with our suppliers, who rely on us to position their products advantageously in the market, supporting advances in products and services that ultimately benefit our customers.

Our mission is to empower our customers to build more for their customers, businesses and communities. Our project lifecycle support helps our customers find projects, land the job, do the work (including initial build projects as well as post-build repairs and life cycle replacements) and close it out with guidance that allows them to deliver on project specifications and timelines that are critical to their success. Using an omni-channel approach and our PRO+ digital suite, we differentiate our services and drive customer retention. Our customer base is composed of professional contractors, home builders, building owners, lumberyards and retailers across the United States and Canada who depend on reliable local access to building products for residential and non-residential projects. Our customers vary in size, ranging from relatively small contractors to large contractors and builders that operate on a national scale. A significant number of our customers have relied on us as their vendor of choice for decades.

Our product lines are designed to meet the requirements of our residential, non-residential and complementary building products customers. We carry one of the most extensive arrays of high-quality branded products in the industry, including our private label brand, TRI-BUILT. Our TRI-BUILT products offer a high-quality and superior-value alternative for our customers while delivering higher margins and brand exclusivity in the marketplace. We fulfill the vast majority of our warehouse orders with inventory on hand because of the breadth and depth of the inventories at our branches based on precise inventory management.

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Beyond product delivery, we emphasize superior value-added services to our customers. We employ a knowledgeable sales force that possesses an in-depth understanding of roofing and the building products we provide. Our sales force provides guidance to our customers throughout the lifecycles of their projects, including training, technical support and access to Beacon PRO+ and 3D+, where they can find leads, track storms, order online, track deliveries, view order history, participate in promotions and pay invoices.

Business Highlights

Fiscal 2021 Key Financial Performance Metrics

Net Sales	Gross Margin	Net Income
$6.64 billion	26.5%	$221.2 million
Net sales from continuing operations increased 12.3% from fiscal year 2020 due to strong demand and the benefit of price increases across all three of Beacon’s product categories.	Gross margin from continuing operations was up 250 basis points from fiscal year 2020 primarily due to an increased weighted-average selling price of Beacon’s products (partially offset by higher product cost) as well as a favorable line of business mix and sales of the Company’s private label brand, TRI-BUILT.	Net income from continuing operations of $221.2 million in fiscal year 2021 as compared to a loss of $81.3 million in fiscal year 2020.

Other Business Highlights

•

Beacon completed the sale of its interior products and insulation business on February 10, 2021 and completed the sale of its solar products business on December 1, 2021, both as part of its strategy to focus on its core exterior customers.

•

On November 1, 2021, Beacon completed the acquisition of Midway Sales & Distributing, Inc., a leading Midwest distributor of residential and commercial exterior building and roofing supplies with 10 branches across Kansas, Missouri and Nebraska and annual sales of approximately $130 million.

Compensation Highlights

The Compensation Committee of the Board of Directors (the “Board”) continues its historic practice of performance incentives, pursuant to which the Company’s executives may earn annual cash incentives and long-term incentive compensation in the form of Company stock options and restricted stock unit awards.

The annual cash incentives for our named executive officers are based (1) 60% on an adjusted earnings before interest, taxes, depreciation and amortization target, (2) 20% on a Company-wide operating working capital as a percentage of sales target, and (3) 20% on qualitative performance evaluations of strategic performance goals.

Every year, we provide for a stockholder advisory vote on executive compensation, which gives stockholders the opportunity to endorse or not endorse the Company’s named executive compensation program. At the Company’s 2021 Annual Meeting of Stockholders, our stockholders approved the Company’s named executive compensation program with approximately 97.6% of the votes cast being voted in favor.

Corporate Governance Highlights

On August 11, 2021, the Board approved changing the Company’s fiscal year end from September 30 to December 31 for the fiscal year ending December 31, 2022.

Beacon has a longstanding commitment to effective governance of its business and affairs for the benefit of stockholders. The Board’s Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines to maintain effective and appropriate standards of corporate governance.

We also maintain a Code of Ethics and Business Conduct (the “Code”) that establishes standards of conduct and expectations for our directors, officers and employees and the overall manner in which we conduct business. The Code, along with our other policies and business standards and our overall risk and compliance programs, are components of mitigating the risks associated with the operation of our business. The full text of our Code is available on our website at www.becn.com.

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Board Committees

The Board has established three (3) standing committees, each comprised with only independent directors: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each committee meets on a regular basis, operates under a written charter and periodically performs a self-evaluation to determine whether the committee is functioning effectively and fulfilling its duties as prescribed by its charter. Each committee has the ability to hire and terminate its own outside advisors. A copy of each committee’s charter is available on our website at www.becn.com.

Best Governance Practices

Board Diversity

Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds as well as gender and racial/ethnic diversity that will enhance the quality of the Board’s deliberations and decisions.

Our director nominees have a balance of tenure, independence, age, and diverse backgrounds, professional experience and skill sets, which provides our Board with an effective mix of experience and fresh perspective.

Other Governance Practices

•	In March 2021, the Board increased the number of directors to twelve (12) to allow for the appointment of Earl Newsome, Jr.

•	Each director stands for re-election every year as the Board is not classified.

•	The Board reflects a range of talents, ages, skills, diversity, and expertise.

•	Each director attended over 75% of applicable Board/Committee meetings in fiscal year 2021.

•	The Board has adopted comprehensive Corporate Governance Guidelines to guide its oversight and leadership.

•	The Board conducts an annual self-evaluation and an annual evaluation of the Chief Executive Officer.

•	No stockholder rights plan or “poison pill” has been adopted.

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Election of Directors (Proposal One)

You will find important information in the Proxy Statement about the qualifications and experience of each of the director nominees listed below whom you are being asked to elect at the 2022 Annual Meeting. The Nominating and Governance Committee performs an annual assessment to evaluate whether each of Beacon’s directors have the skills and experience to oversee the Company effectively. All of our director nominees have demonstrated that they have proven leadership ability, sound judgment, integrity and a commitment to the success of Beacon.

Name	Director Since	Age	Independent	Principal Occupation	Beacon Board Committees

Philip W. Knisely	2015	67	No	Operating Partner at Clayton, Dubilier & Rice, LLC	None

Julian G. Francis	2019	55	No	President and Chief Executive Officer of Beacon	None

Carl T. Berquist	2016	70	Yes	Former Executive Vice President and Chief Financial Officer of Marriott International, Inc.	Audit (Chair)

Major General (Ret.) Barbara G. Fast	2018	68	Yes	Former director of American Public Education, Inc. and Chair of Hondros College of Nursing	Audit N&G

Richard W. Frost	2012	70	Yes	Former Chief Executive Officer and director of Louisiana-Pacific Corporation	Compensation N&G

Alan Gershenhorn	2015	63	Yes	Chairman and Chief Executive Officer of Logistics Innovation Technologies Corp.	Compensation N&G (Chair)

Robert M. McLaughlin	2016	64	Yes	Former Senior Vice President and Chief Financial Officer of Airgas, Inc.	Audit Compensation

Earl Newsome, Jr.	2021	59	Yes	Chief Information Officer, Cummins Inc.	N&G

Neil S. Novich	2012	67	Yes	Former Chairman, President and Chief Executive Officer of Ryerson Inc.	Compensation (Chair)

Stuart A. Randle	2006	62	Yes	Former Chief Executive Officer of Ivenix	N&G

Nathan K. Sleeper	2018 (2015-2016)	48	No	Chief Executive Officer and Partner at Clayton, Dubilier & Rice, LLC	None

Douglas L. Young	2014	59	Yes	Executive Vice President of Lennox International Inc.	Audit Compensation

Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal Two)

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022. While we are not required to have stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditor, we are doing so because we believe it is good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider the appointment, but may nevertheless retain Ernst & Young LLP as the Company’s independent

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auditor. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Approval of Executive Compensation (Proposal Three)

Our Board is requesting stockholder approval of an advisory, non-binding resolution to approve the Company’s executive compensation as described in this Proxy Statement. The Board and the Compensation Committee value the opinions of the Company’s stockholders and, based on the outcome of this vote, will consider stockholders’ input regarding executive compensation and evaluate whether any action is necessary to address such input.

Submission of Stockholder Proposals or Nominations for 2023 Annual Meeting of Stockholders

In light of the recent change in our fiscal year end from September 30 to December 31, we expect that the timing of our future Annual Meetings of Stockholders will occur three months later as compared to prior years. As a result, we currently anticipate holding our 2023 Annual Meeting of Stockholders in May 2023. Stockholders interested in presenting a proposal for consideration at our 2023 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, stockholder proposals must be received by our Corporate Secretary at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, no later than January 19, 2023.

Notice of stockholder proposals to nominate a person for election as a director or to introduce an item of business at the 2023 Annual Meeting of Stockholders outside of Rule 14a-8 must be received by our Corporate Secretary at the above address no later than the close of business on the 10th day following the date on which the notice of such meeting was mailed or public disclosure of the date of such meeting was made, whichever occurs first. The Company intends to publicly announce a date for the 2023 Annual Meeting of Stockholders no earlier than February 8, 2023 in which case such proposals will be due no later than February 18, 2023.

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Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

The Beacon Roofing Supply, Inc. 2022 Annual Meeting of Stockholders will be held on Friday, February 18, 2022, beginning at 8:00 a.m., local time, at Beacon’s corporate headquarters, 505 Huntmar Park Drive, Herndon, Virginia 20170. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2022 Annual Meeting of Stockholders or at any adjournment(s) or postponement(s) of the annual meeting.

Stockholders of record of our common stock and our Series A Cumulative Participating Preferred Stock (the “Preferred Stock”) at the close of business on December 22, 2021, the record date for the meeting, are entitled to receive notice of, and to participate in, the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 70,426,790 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting. In addition, as of the record date, there were 400,000 shares of Preferred Stock outstanding, all of which are entitled to be voted at the annual meeting. The Preferred Stock is entitled to vote together with the common stock as a single class on each matter to come before the annual meeting, with a number of votes based on the number of shares of common stock into which the Preferred Stock is convertible as of the record date. Accordingly, the 400,000 shares of Preferred Stock are entitled to a total of 9,694,619 votes. As a result, a total of 80,121,409 votes are eligible to be cast at the annual meeting based on the number of outstanding shares of common stock and Preferred Stock as of the record date. A list of our stockholders will be available at our headquarters at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any stockholder.

This Proxy Statement and the enclosed form of proxy are being mailed on or about January 14, 2022. Stockholders should review the information provided in this Proxy Statement in conjunction with our 2021 Annual Report that accompanies this Proxy Statement. In this Proxy Statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” This Proxy Statement and the 2021 Annual Report are also available to be viewed and downloaded at www.proxydocs.com/BECN.

Purpose of Meeting

At the annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, consisting of the (1) election of directors; (2) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; (3) approval of the compensation of our named executive officers on a non-binding, advisory basis; and (4) any other matters that properly come before the meeting.

Board Recommendations

As more fully discussed under “Summary of Business Matters to be Voted On,” our Board of Directors recommends a vote FOR the election of the respective nominees for director named in this Proxy Statement; FOR the ratification of the selection of Ernst & Young LLP for the fiscal year ended December 31, 2022; and FOR approval of the executive compensation.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the respective nominees for director named in this Proxy Statement; (2) FOR the ratification of the selection of Ernst & Young LLP for the fiscal year ended December 31, 2022; (3) FOR approval of the compensation of our named executive officers; and (4) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

Attendance at the Annual Meeting

All of our stockholders as of the record date, or their duly appointed proxies, may attend the meeting. In light of the ongoing COVID-19 pandemic, no additional guests may attend. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

In light of the ongoing COVID-19 pandemic, the meeting will be conducted in compliance with any limitations on public gatherings mandated by state and local authorities and other preventive measures recommended by public health experts in effect at the time of the Annual Meeting. These measures are expected to include conducting health screenings for persons seeking entry to the meeting, enforcing optimal social distancing guidelines for all attendees, and requiring all attendees to wear masks. We reserve the right to deny admission to the meeting for persons exhibiting symptoms or behavior that could place our stockholders, employees or facilities at risk. We strongly urge stockholders to vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum, avoid added solicitation costs, and protect the health and safety of our employees, advisors and other stockholders. Information on how to submit a proxy to vote your shares in advance of the meeting is discussed below.

Voting; Quorum

Common Stock. Holders of common stock are entitled to one vote per share on each matter that is submitted to stockholders for approval.

Preferred Stock. The holder of the Preferred Stock is entitled to an aggregate of 9,694,619 votes on each matter submitted to stockholders for approval, based on the aggregate number of shares of common stock into which the Preferred Stock is convertible as of the record date. Pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions,” the holder of the Preferred Stock has agreed to vote in favor of each director nominated and recommended by the Board of Directors for election at the annual meeting. The holder is entitled to vote in its discretion on the other proposals described in this Proxy Statement.

Quorum. The presence at the meeting, in person or by proxy, of the holders of common stock and Preferred Stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business.

Required Votes

The election of the twelve (12) director nominees named in this Proxy Statement requires the affirmative vote of shares of common stock and Preferred Stock, voting together as a single class, representing a plurality of the votes cast for such election at the annual meeting. This means that the twelve (12) director nominees will be elected if they receive more “for” votes than any other person. “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the nominees.

Ratification of the selection of Ernst & Young LLP and approval of the compensation of our named executive officers each requires the affirmative vote of shares of common stock and Preferred Stock, voting together as a single class, representing a majority of votes cast on such proposal at the annual meeting (meaning that such number of shares voted “for” such proposal exceeds the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for these proposals.

Although our Board of Directors intends to carefully consider the stockholder vote on the ratification of the selection of Ernst & Young LLP and the compensation of our named executive officers, such votes will not be binding on us and are advisory in nature.

The inspector of election for the annual meeting shall determine the number of shares of common stock and Preferred Stock represented at the meeting, confirm the existence of a quorum and the validity and effect of proxies, and shall also count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. If less than a majority of the combined voting power of the outstanding shares of common stock and Preferred Stock is represented at the annual meeting, the holders of shares representing a majority of the voting power so represented may adjourn the annual meeting to another time without further notice.

Effect of Not Voting

If you are a stockholder of record and do not vote by telephone or over the Internet or by completing and returning your proxy card, your shares will not be voted. If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or other nominee will still be able to vote your shares depends on whether Nasdaq deems the particular proposal to be a “routine” matter. Brokers, banks or other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation. Accordingly, your broker, bank or other nominee may not vote your shares on Proposals One and Three but may vote your shares on Proposal Two.

Voting Methods

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a participant in the Beacon stock fund under the Beacon 401(k) Profit Sharing Plan, you may furnish voting instructions over the Internet, by telephone, or by signing, dating and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the meeting, you can vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Revoking Proxies

The giving of a proxy does not eliminate the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation with our Secretary at our headquarters or by submitting a later dated proxy by telephone, over the Internet, or by mail.

Solicitation Costs

The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, e-mail and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall consist of not less than three members. The authorized number of directors for this election is set at twelve (12) members. The Nominating and Governance Committee of the Board has nominated all twelve (12) of the current members of the Company’s Board, to serve as directors until the 2023 Annual Meeting of Stockholders or until their successors have been duly elected and qualified:

Philip W. Knisely Julian G. Francis Carl T. Berquist Barbara G. Fast Richard W. Frost Alan Gershenhorn	Robert M. McLaughlin Earl Newsome, Jr. Neil S. Novich Stuart A. Randle Nathan K. Sleeper Douglas L. Young

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise. The Board has no reason to believe that any of the nominees will be unable to serve. Except as indicated in this Proxy Statement, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominees were selected.

Our Company has grown rapidly through organic growth and acquisitions to become the largest publicly traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies (including distribution companies), corporate governance and executive compensation, strategic planning, mergers and acquisitions, procuring financing to grow the business, international operations, cybersecurity, information technology and marketing, and experience in our industry. Our Nominating and Governance Committee and Board believe that these nominees provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive unit in terms of Board process and collaboration.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE AS DIRECTOR.

INFORMATION ABOUT OUR NOMINEES

The following information sets forth, as of December 22, 2021, certain information about our nominees. There are no family relationships between any of our directors or executive officers. The Company believes in serving its stockholders through representation on the Board that ensures oversight of the Company, as well as implementation of the strategic plan and business model. The Nominating and Governance Committee, on behalf of the entire Board, reviews not only the personal qualities and characteristics in a Board member or potential candidate, but also the individual’s diverse education, business and cultural background.

PHILIP W. KNISELY Chair, Not Independent Director since: October 2015 Age: 67 Committees: None

Mr. Knisely was appointed non-executive Chairman of the Board of Directors in February 2020. He became an operating partner at Clayton, Dubilier & Rice, LLC (“CD&R”), a private equity firm, in 2019, and prior to that, served as an advisor to CD&R since 2011. He currently serves as Chairman of both CD&R Hydra Holdings, Inc. (parent entity of SunSource Holdings, Inc.), a privately held power distribution company, and White Cap, a $4 billion privately owned distributor of concrete accessories and complementary products, and is a former Chairman of Roofing Supply Group, LLC (“RSG”). He also serves on the board of Carestream Dental, a privately held provider of dental imaging equipment and software. He previously served on the board of Atkore International Group Inc. Mr. Knisely spent a decade as Executive Vice President and Corporate Officer of Danaher Corporation, where he was responsible for businesses totaling more than $4 billion in sales. Prior to Danaher, Mr. Knisely co-founded Colfax Corporation, a designer, manufacturer, and distributor of fluid handling products, where he served as President and Chief Executive Officer. Previously, Mr. Knisely was President and Chief Executive Officer of AMF Industries, a privately held diversified manufacturer, and spent ten years at Emerson Electric. He has previously served on the board of trustees of the Darden School Foundation at the University of Virginia, where he received his MBA. Mr. Knisely was also a GM Fellowship Scholar at General Motors Institute, where he earned a BS in industrial engineering.

Director Qualifications: Mr. Knisely’s tenure as Chairman of RSG gave him in-depth knowledge of the building products industry. Mr. Knisely has extensive experience in business strategy and operations, which is helpful as we look to expand our available products and pursue additional growth opportunities. Mr. Knisely is a director nominee designated by CD&R pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions.”

JULIAN G. FRANCIS President and CEO, Not Independent Director since: August 2019 Age: 55 Committees: None

Mr. Francis has served as Beacon’s President and Chief Executive Officer since August 2019. Prior to Beacon, Mr. Francis was the President of the Insulation Business at Owens Corning, a global leader in insulation, roofing and fiberglass composite materials, since October 2014. Mr. Francis led Owens Corning’s largest business segment, with over $2.7 billion in revenue in 2018, to significant sales and EBIT growth in each of the preceding three years. From 2012-2014, he served as Vice President and General Manager for Owens Corning’s Residential Insulation Business. Mr. Francis also has served as Vice President and Managing Director for Owens Corning’s Glass Reinforcements, Americas, in the Composite Solutions Business. Prior to joining Owens Corning, Mr. Francis was Vice President and Publishing Director at Reed Business Information, a $2.5 billion global leader in publishing, information, and marketing services. Prior to joining Reed, Mr. Francis spent 10 years at USG Corporation rising through the marketing, strategy, and general management ranks. He last served as Vice President, Marketing, where he created the overall strategy for USG’s $3.3 billion manufacturing business. Mr. Francis earned his bachelor’s degree in mathematics and his doctorate in materials engineering at Swansea University in the United Kingdom and earned his MBA at DePaul University.

Director Qualifications: Mr. Francis has over 20 years of experience in the building materials industry, with a unique blend of executive and operational experience. We believe that it is important that the Chief Executive Officer be an integral part of our Board’s decision-making process.

CARL T. BERQUIST Independent Director since: June 2016 Age: 70 Committees: Audit (Chair)

Mr. Berquist is the former Executive Vice President and Chief Financial Officer of Marriott International, Inc., a leading global lodging company, having served in that position from 2009 until his retirement in 2015. Mr. Berquist joined Marriott in 2002 after a 28-year career with Arthur Andersen LLP, where he held numerous leadership positions including managing partner of the worldwide real estate and hospitality practice. He currently serves on the board of Cracker Barrel Old Country Store, Inc., a publicly traded restaurant/gift shop chain. Mr. Berquist previously served for ten years on the board of Hertz Global Holdings, Inc., and is a former advisor to Eberle Communications, a private direct mail company. He is a graduate of the Penn State University, where he is a member of the Board of Advisors of both the Business School and the School of Hospitality Management.

Director Qualifications: Mr. Berquist has extensive experience in executive finance roles with Marriott and public accounting that are helpful as we continue to implement operational efficiencies and execute our growth strategy.

MAJOR GENERAL (RET.) BARBARA G. FAST Independent Director since: October 2018 Age: 68 Committees: Audit, N&G

Major General Fast is currently a strategic advisor for both the Sierra Nevada Corporation, a privately held aerospace engineering firm, and Axellio, Inc., a small privately-owned network and storage company. In addition, she provides consulting services to, and serves as a director of, Radiance Technologies, Inc., a privately held firm that provides engineering services. Major General Fast was a director of publicly traded American Public Education, Inc. (“APEI”), a for-profit education company, from 2009 to 2021, serving as Chairperson for five of those years. She also served as Chairperson of APEI’s subsidiary Hondros College of Nursing from 2016 to 2021. She also previously served as Senior Vice President, Strategic Engagements for CGI Federal, an IT and consulting services firm, from June 2014 to September 2016. Prior to that, she was Senior Vice President, Army Defense and Intelligence Programs and Vice President of Operations and Intelligence for CGI Federal. She also previously served as the Vice President, Cyber and Information Solutions for The Boeing Company, a leading manufacturer of commercial jetliners and defense, space, and security systems. Major General Fast retired from the U.S. Army in 2008 after over 32 years of service during which she held a variety of key command and staff positions. Major General Fast holds a Bachelor of Science in Education (German and Spanish) from the University of Missouri, a Master of Science in Business Administration from Boston University, and an Honorary Doctorate of Laws from Central Missouri State University. She is also a graduate of the Army War College.

Director Qualifications: Major General Fast’s unique cybersecurity expertise, deep public company executive and corporate governance experience, and tremendous leadership skills developed over her long and distinguished military and private sector careers are valuable assets as we move forward with our growth initiatives, particularly our leading e-commerce platform.

RICHARD W. FROST Independent Director since: July 2012 Age: 70 Committees: Comp., N&G

Mr. Frost retired as Chief Executive Officer and a director of Louisiana-Pacific Corporation, a manufacturer of building materials, in May 2012, having served in those capacities since December 2004. Mr. Frost previously served as that company’s Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004; Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003; and Vice President, Timberlands and Procurement from 1996 to April 2002. Mr. Frost currently serves on the board of privately held Westervelt, Inc. and previously served on the Board of Tractor Supply Company, the largest operator of retail farm and ranch stores in the United States. Mr. Frost holds dual bachelor’s degrees from Louisiana State University and an MBA, Finance from Northwestern State University of Louisiana.

Director Qualifications: Mr. Frost has both executive and director experience, including deep operational experience in the building products industry, which is helpful as we look to expand our available products and pursue additional growth opportunities.

ALAN GERSHENHORN Independent Director since: May 2015 Age: 63 Committees: Comp., N&G (Chair)

Mr. Gershenhorn is currently the Chairman and Chief Executive Officer of Logistics Innovation Technologies Corp., a publicly traded special purpose acquisition company focusing on opportunities in the global logistics industry. Mr. Gershenhorn previously served as the Executive Vice President and Chief Commercial Officer of United Parcel Service, Inc. (“UPS”), the world’s largest package delivery company, through June 2018. At UPS, Mr. Gershenhorn directed strategy, mergers and acquisitions, marketing, sales, public affairs, communications, and key growth strategies globally across the organization. He served as a member of the UPS Management Committee, which directs global strategy and the day-to-day operations, for over a decade, and led numerous transformational programs during his 39-year tenure. Mr. Gershenhorn previously served in several significant UPS leadership positions with both global and regional responsibilities in the U.S., Europe, and Canada, including Chief Sales and Marketing Officer, Senior Vice President and President UPS International; President UPS Supply Chain Solutions Global Transportation and Shared Services; President Supply Chain Solutions Europe, Asia, Middle East and Africa; and President UPS Canada. Mr. Gershenhorn serves on the board of publicly traded Cargojet, Canada’s leading provider of time sensitive premium air cargo services. He also currently serves on the boards of Transportation Insight, OTR Capital and Ascend Transport Group, which are privately held enterprise logistics companies, and acts in an advisory role to 8VC, a venture capital firm. Mr. Gershenhorn holds a degree in finance from the University of Houston.

Director Qualifications: Mr. Gershenhorn has extensive operational and functional experience, particularly in supply chain, logistics, e-commerce, and strategy and marketing, which is extremely valuable for our planned growth and development of new and more efficient ways to serve our customers.

ROBERT M. MCLAUGHLIN Independent Director since: June 2016 Age: 64 Committees: Audit, Comp.

Mr. McLaughlin is the former Senior Vice President and Chief Financial Officer of Airgas, Inc., the nation’s leading single-source supplier of gases, welding and safety products. Mr. McLaughlin served in that position from 2006 until his retirement in 2016, after serving as Airgas’s Vice President and Controller since joining Airgas in 2001. Previously, he was Vice President-Finance for Asbury Automotive Group, a multibillion-dollar automotive retailer, after serving as Vice President of Finance and in other financial management roles with Unisource Worldwide, Inc., a multibillion-dollar international paper and industrial supply distribution company. Prior to Unisource, he had a thirteen-year career with Ernst & Young. Mr. McLaughlin serves on the board of publicly traded Axalta Coating Systems Ltd., a global leader in the development, manufacture and sale of liquid and powder coatings, where he is the chairman of their audit committee and also serves on their compensation committee. Mr. McLaughlin earned his bachelor’s degree in accounting from the University of Dayton.

Director Qualifications: Mr. McLaughlin’s deep experience as a senior executive in financial management for multibillion-dollar distribution firms provides value as we pursue additional growth opportunities.

EARL NEWSOME, JR. Independent Director since: March 2021 Age: 59 Committees: N&G

Mr. Newsome is currently Chief Information Officer of Cummins Inc., a $23.6 billion global power leader that designs, manufactures, sells, and services diesel and alternative fuel engines. Previously, he served as Chief Information Officer, Americas IT for Linde PLC, a $28 billion global industrial gases and engineering firm formed by the merger of Linde and Praxair, Inc. until March 2021. Prior to the merger, he served as Global Chief Information Officer and Vice President of Praxair from May 2016 to March 2019. Mr. Newsome currently serves on the board of First Independence Bank and First Independence Corporation, a bank and related bank holding company, and Navisite, a managed cloud service provider. Prior to joining Praxair, he was Corporate Chief Information Officer and Vice President, Digital at TE Connectivity, a producer of highly engineered connectivity and sensing products, where he built a world-class IT organization that accelerated each business unit’s success. Mr. Newsome also previously served as Vice President, Global IT Services at Estée Lauder, where he transformed the Shared Services organization into a global team and established its Global Innovation Lab, and as Senior Director, Strategy and Integration and Global Operations, for Bowne & Co., where he directed the M&A strategy of the digital business unit and managed global operations. Earlier in his career, Mr. Newsome served as VP and Chief Information Officer of Owens-Illinois and was Partner at Deloitte & Touche. Mr. Newsome was Captain in the U.S. Army and received his Bachelor of Science in Computer Science from the United States Military Academy at West Point.

Director Qualifications: Mr. Newsome’s strategic vision and broad IT expertise will help us align technology with business requirements as we move to accelerate our growth initiatives, particularly our leading e-commerce platform.

NEIL S. NOVICH Independent Director since: July 2012 Age: 67 Committees: Comp. (Chair)

Mr. Novich is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and Chief Executive Officer in 1995, and was additionally appointed Chairman in 1999. He remained Chairman and Chief Executive Officer until 2007, when the company was sold. Prior to his time at Ryerson, Mr. Novich spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich currently serves on the boards of publicly traded Hillenbrand, Inc., a global diversified industrial company, where he is chairman of the audit committee and a member of the nominating and corporate governance and mergers and acquisitions committees, and W.W. Grainger, Inc., an industrial supplies and equipment provider, where he is a member of the audit, board affairs, nominating and cyber ad hoc committees. He was formerly a director of publicly traded Analog Devices, Inc. Mr. Novich has a bachelor’s degree in physics from Harvard University and master’s degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Director Qualifications: Mr. Novich understands the critical success factors for executive management of a public corporation. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman.

STUART A. RANDLE Lead Independent Director Director since: Feb. 2006 Age: 62 Committees: N&G

In 2019, Mr. Randle retired from his role as the Chief Executive Officer of Ivenix, a privately held medical technology company. He is a director of Teleflex Incorporated, a publicly traded provider of specialty medical devices, where he serves as chairman of its nominating & governance committee and a member of its compensation committee. He previously served as a director of Flex Pharma, Inc., a publicly traded biotechnology company that merged with Salarius Pharmaceuticals in 2019. From 2004 to 2014, Mr. Randle served as President, Chief Executive Officer and director of GI Dynamics, a healthcare company. Previously, Mr. Randle was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, Chief Executive Officer and a director of Act Medical, Inc., and prior to that spent a combined ten years with Baxter Healthcare and its spin-off, Allegiance, in a variety of senior roles, including six years in the distribution business. Mr. Randle holds a BS in mechanical engineering from Cornell University and an MBA from the Kellogg Graduate School of Management, Northwestern University.

Director Qualifications: Mr. Randle’s executive and director experience, including success in growth situations, is a valuable asset as we continue to execute our growth strategy.

NATHAN K. SLEEPER Not Independent Director since: Jan. 2018 (also served Oct. 2015 – May 2016) Age: 48 Committees: None

Mr. Sleeper is a partner of CD&R, and on January 1, 2020 he became CD&R’s chief executive officer. He leads CD&R’s investment activity in the industrial sector and serves on its Investment and Management Committees. Mr. Sleeper is currently a director of publicly traded Cornerstone Building Brands, Inc. (formerly Ply Gem Industries, Inc.) and Core & Main, Inc., as well as Multi-Color Corporation, Brand Industrial Holdings, Inc., PowerTeam Services Holdco, LLC, CD&R Hydra Holdings, Inc., and Wilsonart International Holdings, LLC. He previously served on the boards of publicly traded Atkore International Group Inc., HD Supply Holdings, Inc., and Hertz Global Holdings, Inc., as well as CHC Group, Ltd., Culligan International Company, Hussmann Parent, Inc., and US Foods, Inc. Prior to joining CD&R in 2000, Mr. Sleeper worked for Goldman Sachs & Co, and Tiger Management. Mr. Sleeper holds a bachelor’s degree from Williams College and an MBA from Harvard Business School.

Director Qualifications: Mr. Sleeper’s broad experience in the financial and investment communities brings important insights into business strategy to our Board. Mr. Sleeper is a director nominee designated by CD&R pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions.”

DOUGLAS L. YOUNG Independent Director since: Oct. 2014 Age: 59 Committees: Audit, Comp.

Mr. Young is Executive Vice President of Lennox International Inc., a global leader in the climate control industry. Mr. Young joined Lennox in 1999 and since 2006 has served as the President and Chief Operating Officer of Lennox’s Residential Heating and Cooling Segment. Mr. Young had previously served as Vice President & General Manager of North American Residential Products since 2003 and as Vice President & General Manager of Lennox North American Residential Sales, Marketing, & Distribution from 1999-2003. Prior to his career with Lennox, Mr. Young was employed in the Appliances division of GE, where he held various management positions before serving as General Manager of Marketing for GE Appliance division’s retail group from 1997-1999 and as General Manager of Strategic Initiatives in 1999. He holds a BSBA from Creighton University and an MS in Management from Purdue University.

Director Qualifications: Mr. Young’s executive experience is a valuable resource on issues involving sales, marketing, finance, product development, distribution and compensation.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD AND RELATED MATTERS

Director Independence

The Board has determined that each of the current Company directors, with the exceptions of Philip W. Knisely, Julian G. Francis and Nathan K. Sleeper, is “independent” under Nasdaq listing standards and the rules of the SEC. Messrs. Knisely, Sleeper and Francis are not independent due to Messrs. Knisely’s and Sleeper’s relationship with CD&R, our largest stockholder, and Mr. Francis’ service as our President and Chief Executive Officer. We believe we comply with all applicable requirements of Nasdaq and the SEC relating to director independence and the composition of the committees of our Board.

Board Committees and Meetings

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each such committee operates under a formal charter that governs its duties and conduct. A copy of each committee’s charter and the Company’s governance guidelines are available on our website at www.becn.com. In addition, each committee’s charter and the Company’s governance guidelines are available in print to any stockholder who requests it in writing to our Corporate Secretary at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Philip W. Knisely*
Julian G. Francis
Carl T. BerquistO	C
Major General (Ret.) Barbara G. Fast	●		●
Richard W. Frost		●	●
Alan Gershenhorn		●	C
Robert M. McLaughlinO	●	●
Earl Newsome, Jr.			●
Neil S. Novich		C
Stuart A. Randle†			●
Nathan K. Sleeper
Douglas L. Young	●	●
●	Member
C	Chair
O	Audit Committee Financial Expert
*	Chair of the Board
†	Lead Independent Director

Each director serving on the Audit Committee, Compensation Committee and/or Nominating and Governance Committee are independent under Nasdaq listing standards (as adopted under SEC rules). Each director serving on the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and meets Nasdaq’s financial knowledge requirements. The Board has determined that Messrs. Berquist and McLaughlin are “audit committee financial experts” as such term is defined in Regulation S-K promulgated by the SEC. Further, each director serving on the Compensation Committee is a non-employee director (as defined in Rule 16b-3 under the Securities Exchange Act), does not have “interlocking” or other relationships with us that would detract from their independence as committee members, and is an outside director (as defined in Section 162(m) of the Internal Revenue Code).

The table below shows the number of Board and Committee meetings held in fiscal year 2021.

Number of Meetings Held
Board of Directors	16
Audit Committee	9
Compensation Committee	9
Nominating and Governance Committee	5

It is our policy for all directors to attend the Annual Meeting of Stockholders, unless attendance is not feasible owing to unavoidable circumstances, which this year may include the ongoing pandemic. No incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of committee meetings of the Board of Directors held during the period he or she served on these committees. All of the then serving Board members attended the 2021 Annual Meeting of Stockholders.

Committee	Committee Function
Audit: Carl Berquist, Chair Barbara Fast Robert McLaughlin Douglas Young

•   Monitors management’s process for ensuring the integrity of our financial statements and compliance with legal and regulatory requirements;

•   Oversees the performance of our internal audit function and independent registered public accounting firm (currently Ernst & Young LLP);

•   Selects the independent registered public accounting firm and receives reports directly from the independent registered public accounting firm;

•   Reviews the independent registered public accounting firm’s qualifications and independence;

•   Approves the scope of the annual audit activities of the independent registered public accounting firm and the audit fee payable to the independent registered public accounting firm;

•   Reviews audit results with the independent registered public accounting firm; and

•   Monitors the Company’s Enterprise Risk Management, including but not limited to, issues relating to cybersecurity and fraud detection and prevention.

Please refer to the Report of the Audit Committee, which is set forth in this Proxy Statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for fiscal year 2021.

Compensation: Neil Novich, Chair Richard Frost Alan Gershenhorn Robert McLaughlin Douglas Young

•   Reviews and makes recommendations to the Board regarding the compensation of the Chief Executive Officer;

•   Reviews the Chief Executive Officer’s recommendations on, and approves the compensation of, executive officers and key employees of the Company;

•   Administers and makes awards under the Company’s stock plan;

•   Approves the design and administration of the annual cash incentive plan for the executive committee members, including the named executive officers;

Committee	Committee Function

•   Provides a general review of our compensation and benefit plans to ensure that they meet our objectives;

•   Makes recommendations for adopting and changing major compensation policies and practices; and

•   Reviews and makes recommendations to the Board regarding the compensation of non-employee directors and reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization.

Please refer to the Compensation Discussion and Analysis and the Report of the Compensation Committee in this Proxy Statement for a further description of our Compensation Committee’s responsibilities, as well as its compensation philosophy, its engagement of Frederic W. Cook & Co., Inc. as its independent compensation consultant, and a description of considerations underlying each component of compensation paid to Beacon’s named executive officers for fiscal year 2021.

Nominating and Governance: Alan Gershenhorn, Chair Barbara Fast Richard Frost Earl Newsome Stuart Randle

•   Identifies and recommends potential candidates qualified to become Board members, including overseeing Beacon’s commitment to recruit diverse candidates to serve on the Board;

•   Recommends directors for appointment to Board committees;

•   Oversees governance of the Company’s corporate social responsibility, safety, and environmental practices and makes periodic reports to the Board regarding such practices;

•   Establishes and maintains compliance with corporate governance guidelines; and

•   Reports to the Board of Directors on the Board’s self-evaluation process and results.

Director Selection

When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by our stockholders, the Nominating and Governance Committee considers, among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. The Nominating and Governance Committee also leads the Board in an annual self-evaluation to determine whether the Board and its committees are functioning effectively and in compliance with the governance guidelines. This self-evaluation includes a review and assessment of the continuing independence of the Board’s non-management directors and whether Board membership and size reflects an appropriate level of diversity.

The Nominating and Governance Committee will consider nominees for our Board of Directors recommended by our stockholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Christine S. Reddy, our Corporate Secretary, at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170. The recommendation should include the name and address of the stockholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be timely received by the Corporate Secretary in accordance with the timing described in “Information Concerning Stockholder Proposals” elsewhere in this Proxy Statement. The Nominating and Governance Committee may consider advice and recommendations from others, including search firms as it deems appropriate.

Director Experience

In furtherance of the detailed director biographies above, the below table highlights specific experience, skills, qualifications and attributes of our directors that are important to us and how the composition of our nominees for the Board meets these needs. A director may possess additional experience, skills, qualifications and attributes, even if not specifically indicated below.

Experience
Building Product Manufacturing/Distribution Specific experience with the manufacturing and distribution of building products and related businesses	●	●			●				●		●	●
Marketing/Communications Experience managing a marketing/sales function and increasing the value of a brand over time		●				●			●
Technology/Cybersecurity Experience with IT/technology matters and managing data protection and mitigating cybersecurity risk				●				●
Finance/Investment Banking/Auditing Knowledge of finance and/or financial reporting/auditing experience and/or experience with investment banking	●		●				●		●		●
Other Public Board Service Experience serving as a public company director other than on the Company’s board			●	●	●	●	●		●	●	●
Company Leadership “C-Suite” or divisional presidency experience	●	●	●		●	●	●	●	●	●	●	●
Business Ethics Track record of integrity, moral principles and strong character	●	●	●	●	●	●	●	●	●	●	●	●
Environmental, Social and Governance (ESG) Informed on company issues related to ESG and monitors emerging ESG issues potentially impacting the Company’s business	●	●	●	●	●	●	●	●	●	●	●	●
Gender or Racial/Ethnic Diversity				●				●
U.S. Military Veterans				●				●
Age (Years Old)	67	55	70	68	70	63	64	59	67	62	48	59

Director Diversity

Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the Board’s views and opinions and will provide for further robust deliberations and more innovative and resilient decisions. We believe that enhancing our Board’s diversity is for the Company’s and stockholders’ long-term benefit.

The Board is committed to actively seeking out highly qualified diverse candidates (which the Board defines to include candidates who are diverse due to gender, race, ethnicity, nationality, national origin or other elements of identity) with a variety of backgrounds, skills and experiences as part of the director selection process. Any search firm engaged by the Nominating and Governance Committee will be tasked with considering the characteristics described here and in the governance guidelines.

Board Diversity Matrix. The table below provides certain highlights of the composition of our Board members and nominees as of December 22, 2021. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Total Number of Directors	12
	Female	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	11	—
Part II: Demographic Background
African American or Black	—	1	—
Alaskan Native or Native American	—	—	—
Asian	—	—	—
Hispanic or Latinx	—	—	—
Native Hawaiian or Pacific Islander	—	—	—
White	1	10	—
Two or More Races or Ethnicities	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Compensation of Directors

Please see “Compensation of Directors” in the Information on Executive Compensation section of this Proxy Statement.

Board Leadership Structure

Mr. Knisely serves as our non-executive Chair of the Board. Our Chief Executive Officer, Julian Francis, also serves on the Board. The Board believes that this leadership model is appropriate for the following reasons:

•	these roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy;

•

our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company (See “Corporate Governance” and “Code of Ethics and Business Conduct”);

•	our independent directors meet in regularly scheduled executive sessions without management present; and

•

in determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Knisely’s service on the Board to date.

Because our Chair of the Board has not been determined to be an independent director by our Board, our Board has elected a Lead Independent Director. Mr. Stuart Randle currently serves as the Board’s Lead Independent Director, and the responsibilities of this position include the following:

•	preside at meetings of the Board’s independent directors;

•	assign certain tasks to the Board’s committees from time to time;

•	recommend agenda items and times for Board meetings; and

•	perform such other functions as the Board may direct.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s key mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

Role in Risk Oversight

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with business strategy, operations, credit, financing, cybersecurity, and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Our Board members also annually participate in the Company’s risk assessment process and evaluation. Management, through its internal audit function, compiles an annual ranking of risks to which the Company could be subjected. Our Vice President of Internal Audit reviews the results of this risk assessment with the Audit Committee. Any significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•

the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly the Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures. In particular, the Audit Committee also receives regular reports from the Company’s Chief Information Officer on cybersecurity risk management; and

•

through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and it assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The Compensation Committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long- term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the Compensation Committee believes that our compensation programs do not encourage excessive risk taking.

Environmental, Social and Governance (ESG)

Beacon was founded on a set of principles that have guided our business practices and growth philosophy for over 90 years. Through growth, geographic expansion, and acquisition of building supply brands throughout the United States and Canada, we have sustained a values-based company culture. Our values continue to be the foundation of being a preferred partner for our customers, employees, suppliers and communities. Beacon’s principles include a focus on valuing the impact our business has on the environment, employees, customers and the communities in which we operate. Below are certain 2021 highlights of our business in regards to Beacon’s Environmental, Social – Human Capital and Governance functions.

Environmental

We believe that protection of the environment is important to the long-term success of our business, and we are committed to sustainable business practices, as shown by:

• Becoming an EPA SmartWay Partner in 2021 to benchmark with and learn from companies that have similar large fleets and are seeking to minimize emissions.

• Utilizing the Beacon OTC® Network strategy to minimize our average gallons of fuel per delivery by using a holistic market model that optimizes customer deliveries by shipping from the closest branch to the customer’s delivery address.

• Expecting our suppliers to preserve natural resources and continuously improve the environmental impact of their products as expressed in our Supplier Code of Conduct.

Social – Human Capital	Governance

We value our employees, customers and suppliers and emphasize our Company’s core values of having shared expectations of respect and inclusivity, work ethic, collaboration, and a commitment to deliver quality results, as shown through:

• Maintaining work safety through comprehensive tracking of workers’ compensation and auto claims, OSHA incidents, lost time rates and DOT compliance. In 2021, we continued to implement COVID-19 protocols across all locations.

• Conducting new hire and annual training to raise safety awareness as well as maintaining e-learning courses to deliver new hire, professional development, and annual training on subjects such as management skills, product knowledge, operational proficiency and unconscious bias.

• In 2021, we took a leadership role in our industry by providing LGBTQ+ introductory training at the National Women in Roofing conference and partnered with INROADS to provide internships for racially and ethnically diverse students.

• Beacon’s founding sponsorship of National Women in Roofing, a volunteer-based organization that supports and advances the careers of women roofing professionals, as well as Beacon’s inaugural North American Female Roofing Professional of the Year contest in 2021.

• Beacon of Hope contest to give back to distinguished military veterans by providing roofing replacements or repairs, which has helped assure safe roofs for 32 former service people.

• Beacon CaReS, as launched in 2021, an employee assistance fund to support team members who are impacted by unexpected financial crisis (as supported by donations from both us and our employees) as well as the Robert R. Buck Scholarships ($25,000) to employees’ children to pursue post-secondary education.

Our employees, managers and officers conduct our business under the direction of our Chief Executive Officer as overseen by our Board of Directors to enhance our long-term value for stockholders. Our Board is also responsible for the oversight of our risk management as further described above in the “Role in Risk Oversight” section.

One of Beacon’s focuses is ensuring our information security team deploys an array of cybersecurity capabilities to protect our various business systems and data, such as through:

• Our Chief Information Officer briefing the Audit Committee of our Board of Directors quarterly regarding information security matters.

• We continually invest in protecting, monitoring, alerting and mitigating risks across the enterprise including, as one of our risk mitigation investments, obtaining an information security risk insurance policy.

• Our information security and privacy policies being regularly updated based on business, compliance, and any other needs.

• Providing new hire and annual security awareness and privacy training to all online employees and for key departments dealing with sensitive data types as well as conducting monthly phishing assessment exercises to ensure employees are aware and educated about phishing threats and are trained to identify and report them.

• External and internal resources performing assessments and penetration testing throughout the year on Beacon applications, networks, and environments, including an annual review to verify our compliance with the Payment Card Industries Data Security Standards (PCI DSS).

• Implementing our incident response plan to quickly understand, triage and contain any issues.

Retirement Age

No person shall be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Governance Committee has voted, on an annual basis, to waive the mandatory retirement age for such director.

Orientation Training and Continuing Development Education

New directors are generally required to participate in an orientation program, which includes the introduction of the new directors to the Company’s principal officers and presentations by senior management to familiarize new directors with the Company’s strategic plans and business units. The Board has adopted a Director Education Program and will conduct at least one continuing professional development program for all Board members each year. In addition, continuing professional development opportunities for all directors will be conducted through the Company’s regular Board meetings and Board meeting materials; periodic Board or Board committee presentations by the Company’s officers concerning the Company’s strategies, business plans, management structure and significant financial, accounting and risk management issues; Board or Board committee presentations by outside parties; and other professional development opportunities, if appropriate and relevant to the duties of a director of the Company, including presentations and educational programs offered by various outside organizations, with appropriate expenses paid by the Company.

Stockholder Communications to the Board

Stockholders or other interested parties wishing to communicate confidentially with our Board of Directors can call 866-574-1199 in the United States and leave a message for the Chair of the Audit Committee, the Board of Directors or an individual director. Alternatively, stockholders and other interested parties may communicate with the Board of Directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attn: Corporate Secretary. Each communication intended for members of the Board of Directors and received by the Corporate Secretary will be reviewed by the Corporate Secretary. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. We are asking our stockholders to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022, and to perform other appropriate services. The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of the selection in order to provide our stockholders with a means of communicating their level of satisfaction with the performance of the independent registered public accounting firm and its level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by our stockholders, the Audit Committee will take this into consideration and will reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s best interests and our stockholders’ best interests.

A representative of Ernst & Young LLP is expected to be present at the 2022 Annual Meeting of Stockholders, will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The table below summarizes the fees and expenses billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2021 and 2020:

	2021	2020
Audit Fees	$2,815,572	$2,778,938
Audit-Related Fees	2,000	1,193,761
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,817,572	$3,972,699

Audit fees include fees and expenses for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls, the reviews of the interim financial statements, and the issuance of comfort letters.

The audit-related fees relate to the Company’s annual subscription to EY Atlas, an accounting and reporting research tool, and professional services rendered in connection with the audit of the financial statements of the interior products business.

There were no tax or other non-audit services, as described below, rendered by Ernst & Young LLP in 2021 or 2020.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the registered public accounting firm’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees charged for its services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe (with this year to also include the three-month transition period due to the change in the Company’s fiscal year end), Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

•

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements and internal controls and reviews of our quarterly financial statements. It also includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with, and review of, documents filed with the SEC.

•

Audit-Related Services consist of assurance and related services by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, subscriptions for accounting research software, and accounting consultations.

•	Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

•	Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the fifteen-month period when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Chair of the Audit Committee, acting pursuant to delegated authority, may pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE RETENTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2022 FISCAL YEAR.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal controls.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021.

AUDIT COMMITTEE:

Carl T. Berquist, Chair

Barbara G. Fast

Robert M. McLaughlin

Douglas L. Young

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers or NEOs, as described below under “Information on Executive Compensation,” which includes compensation tables and narrative discussions of the NEOs’ compensation in this Proxy Statement.

We are asking our stockholders to indicate their support for our NEO compensation as set forth in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophies, policies and practices described in this Proxy Statement. We are asking our stockholders to vote “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying Proxy Statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The current frequency of the advisory vote on executive compensation is annually. The next vote on executive compensation is expected to occur at our 2023 Annual Meeting of stockholders.

Our Company has grown rapidly through internal growth and acquisitions to become the largest publicly traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. We believe our past accomplishments, including consistent profitability and growth, support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the NEOs listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents and responsibilities. The primary objective of the program is to closely align executive total direct compensation with the attainment of our annual and long-term performance goals. The compensation of our NEOs consists of base salary, cash incentives, long-term incentive compensation in the form of Company stock options, performance vested stock unit awards, time vested stock unit awards, and certain perquisites such as an auto allowance, fuel reimbursement, and, on occasion, housing and other allowances for relocated executives. Cash incentives are linked directly to Company quantitative performance and individual qualitative performance in accordance with the terms of the cash incentive program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

Our executive officers are elected by, and serve at the discretion of, the Board of Directors. The following provides certain business experience with respect to individuals who serve as our executive officers. Information concerning the business experience of Mr. Francis is provided in “Proposal One: Election of Directors” above.

Name	Age	Position
Julian G. Francis	55	President and Chief Executive Officer, Director
Frank A. Lonegro	53	Executive Vice President, Chief Financial Officer
Christine S. Reddy	53	Executive Vice President, General Counsel & Corporate Secretary
Sean M. McDevitt	55	Executive Vice President, Chief Human Resources Officer
Jonathan S. Bennett	53	Executive Vice President, Chief Commercial Officer
Christopher C. Nelson	51	Executive Vice President, Chief Information Officer
C. Munroe Best III	50	President, South Division
J. Jake Gosa	46	President, North Division
Jason L. Taylor	50	President, West Division

Frank A. Lonegro — Mr. Lonegro joined Beacon in 2020 to serve as an Executive Vice President and the Chief Financial Officer from CSX Corporation, a $12 billion Fortune 500 transportation company, where he served for nineteen years, culminating as Executive Vice President and Chief Financial Officer from 2015-2019. Mr. Lonegro’s career at CSX entailed a unique blend of cross-functional experience, combining financial, operational and functional executive leadership roles. As Chief Financial Officer, he helped lead transformative operational changes yielding substantial productivity savings and markedly improved operating margins which led to significant stockholder value creation. Prior to his role as Chief Financial Officer, Mr. Lonegro delivered strong results in key leadership roles of increasing responsibility across operations, service, information technology and internal audit. Prior to joining CSX, Mr. Lonegro practiced law for seven years, focusing on complex commercial litigation, loan workouts and business transactions. Mr. Lonegro earned a bachelor’s degree from Duke University, a law degree from the University of Florida and an MBA from the University of Florida.

Christine S. Reddy — Ms. Reddy joined Beacon in April 2021 to serve as an Executive Vice President and the General Counsel from Federal National Mortgage Association (“Fannie Mae”), a publicly traded $120 billion financial services company ranked #24 on the Fortune 500, the leading source of mortgage financing in the United States delivering $1.4 trillion in liquidity annually to the U.S. mortgage market. At Fannie Mae, she served for fifteen years as Vice President, Deputy General Counsel and Deputy Corporate Secretary. Ms. Reddy managed corporate governance, Board of Director, operations, procurement and technology legal services and key strategic joint ventures. During her tenure at Fannie Mae she was an executive partner in driving strategic priorities and innovation objectives, including for data, cybersecurity, digital platforms and ESG. Previous to Fannie Mae, she was Deputy General Counsel and Corporate Secretary at Public Broadcasting Service, America’s largest public media enterprise. A Virginia State and Echols Scholar, Ms. Reddy earned a Phi Beta Kappa bachelor’s degree from the University of Virginia and a law degree from the University of Virginia School of Law, where she was a Dillard Fellow.

Sean M. McDevitt — Mr. McDevitt joined Beacon in May 2021 to serve as an Executive Vice President and the Chief Human Resources Officer. He had previously served as Executive Vice President and CHRO at Apple Leisure Group, a $4.5 billion global integrated travel company, since 2019. Before that he had a 22-year career with PepsiCo, Inc. and Pepsi Bottling Group, Inc., serving both in the U.S. and internationally. He concluded his time at Pepsi as Senior Vice President, Field Human Resources for North America Beverages, where he supported over 50,000 employees and led a 250-person HR team across 360 U.S. and Canada locations. Mr. McDevitt earned a bachelor’s degree in psychology and a Master’s of Organizational Behavior from Brigham Young University.

Jonathan S. Bennett — Mr. Bennett joined Beacon in June 2021 to serve as an Executive Vice President and the Chief Commercial Officer responsible for Beacon’s integrated go-to-market strategy comprised of selling excellence, category management, marketing, pricing, and supply chain. He previously served as Executive Vice President, Merchandising and Supply Chain at Total Wine & More, the country’s largest independent retailer of beverage alcohol, since 2016. Before that, he was Chief Merchandising Officer of Interline Brands, a $2 billion facilities MRO business that was acquired by The Home Depot during his tenure. Earlier, Mr. Bennett had an 11-year career at The Home Depot, holding roles of increasing responsibility. He earned a bachelor’s degree from the University of Pennsylvania and a law degree from Harvard Law School.

Christopher C. Nelson — Mr. Nelson joined Beacon in July 2006 to serve as an Executive Vice President and the Chief Information Officer. Prior to that, Mr. Nelson was Vice President, Information Systems & Supply Chain, for Dan River, Inc., a designer and manufacturer of bedding products. He was with Dan River for 10 years. Prior to his role at Dan River, Mr. Nelson was with PricewaterhouseCoopers as a Management Consultant. Mr. Nelson received a B.S. in Industrial Engineering from North Carolina State University and a Global Executive M.B.A. with honors from the University of North Carolina Chapel Hill, Kenan-Flagler Business School.

C. Munroe Best III — Mr. Best has served as President of the South Division since 2018 and has oversight of the South Division, which includes the Mid-Atlantic, South Atlantic, Southeast and Florida Regions as well as the National Dealers Choice business. Prior to joining Beacon in 2000 as part of the acquisition of Best Distributing, Mr. Best spent six years with Best Distributing in a variety of roles in the distribution channel and was responsible for launching the complementary products business. He was promoted to Regional Vice President of the South Atlantic Region in 2007 and named Senior Vice President in 2011 when Beacon completed two acquisitions in Florida, and he took on the additional responsibility for the newly formed Florida Region. In 2013, Mr. Best was appointed Executive Vice President of the South Division and it was at that time that the Southeast Region and Dealers Choice business were added to his overall responsibility. With the acquisition of Allied Building Products in January 2018, Mr. Best was promoted to the role of Divisional President. Mr. Best graduated from Elon University in 1994 with a bachelor’s degree in business administration.

J. Jake Gosa — Mr. Gosa has served as President of the North Division since 2019 and has oversight of the North Division including Canada. Mr. Gosa began his career at Beacon in 2007 as the Assistant Vice President, Midwest Region. In 2012, Mr. Gosa was promoted to Regional Vice President for the Southwest Region and in 2018 appointed Vice President for the Texas Region. Prior to joining Beacon, Mr. Gosa worked at GAF/ELK for ten years where he held roles of increasing responsibility including National Sales Manager and Director of National Accounts. Mr. Gosa graduated from Shepherd University with a Bachelor of Science degree in Business.

Jason L. Taylor — Mr. Taylor has served as President of the West Division since 2020 and has oversight of the West Division which includes the weatherproofing product category. Mr. Taylor began his career with Beacon in 2011. During his tenure with the Company, he has held the roles of Regional Manager, Regional Vice President for the Pacific Region and Vice President, Sales for the West Division. Prior to joining Beacon, Mr. Taylor was Vice President at AlixPartners LLP, a consulting firm specializing in turnarounds. Mr. Taylor received a Bachelor of Science degree in Business Administration from the University of California, Berkeley and holds an MBA from Harvard Business School.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides detail on the compensation programs for our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executives (collectively, our “NEOs”) including the overall objectives of our compensation program, each element of compensation provided, and an explanation of the reasons for the compensation decisions we have made for these individuals with respect to fiscal year 2021. Our NEOs for fiscal year 2021 were:

Julian G. Francis President and Chief Executive Officer, Director	Frank A. Lonegro Executive Vice President, Chief Financial Officer

Jonathan S. Bennett Executive Vice President, Chief Commercial Officer	C. Munroe Best III President, South Division

Jason L. Taylor President, West Division

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives, recommend the annual compensation of our Chief Executive Officer, review our Chief Executive Officer’s recommendations on and approve compensation of our other named executive officers, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee also administers and approves equity awards under our stock plan and administers and approves awards to our named executive offers under our cash incentive plan.

Objectives of Compensation Program

Our compensation practices are intended to attract, motivate and retain high performing executives in a competitive marketplace. The program provides named executive officers listed in our summary compensation table with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of our executive compensation program is to firmly align total executive compensation with the long-term interests of our stockholders and the attainment of our annual and long-term performance goals. The annual goals were historically based upon our adjusted earnings before taxes, but since fiscal 2020 have been based on adjusted earnings before interest, income taxes, depreciation and amortization and operating working capital as a percentage of net sales. The long-term goals were historically based on individual performance goals and metrics such as our stock price, return on invested capital (“ROIC”), Adjusted Earnings Per Share (“Adjusted EPS”), acquisition synergies and average organic net sales growth, but since fiscal 2020 have been based on Adjusted EPS and daily average organic net sales growth. Adjusted EPS is calculated by dividing Adjusted Net

Income (which is net income excluding acquisition costs, restructuring costs, COVID-19 impacts (limited to costs directly related to our response to the COVID-19 pandemic), less the tax impact of adjusting items) by the weighted-average diluted shares outstanding after assuming full conversion of the participating preferred stock and excluding the impact of any preferred stock dividends.

The compensation of our named executive officers consists of base salary, cash incentives, long-term incentive compensation in the form of Company stock options and restricted stock unit awards, and certain perquisites such as an auto allowance and fuel reimbursement. The Company also provides its named executive officers executive life insurance. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses associated with relocating executives.

Use of Consultants and Peer Group Data

The Company establishes executive compensation levels through evaluation of a comprehensive benchmarking analysis prepared by Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant retained by the Compensation Committee. Although the Company does not use strict numeric benchmarking to establish individual executive compensation levels, the Company takes into account the 25th percentile, median, and 75th percentile level of compensation for similarly situated executives at the peer group companies used by the Compensation Committee to guide executive compensation decisions. Where direct comparisons are not available from the peer group, we utilize market-based executive pay survey data on similarly situated executives to help guide our decisions. Because job content, accountability, responsibility and performance criteria vary from one company to the next, our Compensation Committee uses the numerical benchmarking data and median levels of similarly situated executives’ information as a guideline in exercising its discretion in determining compensation for our named executive officers.

In reviewing and determining executive compensation levels for fiscal year 2021, FW Cook reviewed the latest data for a peer group of distribution companies, most of which are of similar sales, earnings, market capitalization, number of employees, and complexity as the Company, in developing its recommendations for executive compensation to the Compensation Committee. Based on the review performed by FW Cook, and at its recommendation, we utilized the following peer group in assessing our executive compensation for fiscal year 2021: Applied Industrial Technologies, Boise Cascade Company, Builders FirstSource, Fastenal Company, GMS, Henry Schein, LKQ Corporation, MRC Global, MSC Industrial Direct, Owens & Minor, Patterson Companies, Pool Corporation, Site One Landscape Supply, Univar Solutions, Veritiv Corporation, Watsco, W.W. Grainger, Inc. and WESCO International.

The Compensation Committee used the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own judgment in setting overall executive compensation. In addition, the Compensation Committee considered the results of the then most recent stockholder advisory vote on our executive compensation held on February 19, 2021, at which almost 97.6% of the shares voting supported the compensation of our named executive officers. Although the approval was advisory in nature, the Compensation Committee viewed the overwhelmingly positive response as confirmation that our stockholders generally believe that the pay of our named executive officers is appropriately aligned with their performance and the performance of the Company as well as the interests of our stockholders.

The Compensation Committee considered various factors bearing upon FW Cook’s independence and determined that FW Cook is independent and that its engagement did not present any conflicts of interest. FW Cook provides no other services to the Company.

Base Salaries

The first element of our compensation program is salary. Each year, our Board of Directors evaluates the performance of our Chief Executive Officer, and the Compensation Committee considers the Board’s evaluation in determining an appropriate overall compensation package for our Chief Executive Officer. The Compensation Committee recommends the salary of our Chief Executive Officer to the full Board of Directors in light of that evaluation. Base salaries of our named executive officers other than the Chief Executive Officer are set annually by the Compensation Committee, taking into account the recommendations of the Chief Executive Officer.

The Compensation Committee considers a number of factors when evaluating our Chief Executive Officer’s recommendations regarding base salaries for our other named executive officers. Periodically, the Compensation Committee reviews industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value. The Compensation Committee also considers the compensation recommendations provided by FW Cook. Other information that the Compensation Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances, also may be considered in its evaluation. Mr. Francis’s base salary was set at $815,000 for fiscal year 2021. The Compensation Committee considered the following quantitative and qualitative factors in evaluating our Chief Executive Officer’s performance in setting fiscal year 2021 compensation: the Company’s performance and relative total stockholder return, the value of Mr. Francis’s leadership, the compensation plans of chief executive officers of comparable companies, and the recommendations of our independent compensation consultant (discussed above).

The base salary of each named executive officer is recommended by our Chief Executive Officer to the Compensation Committee after evaluating each named executive officer’s performance over the year in consideration of (i) the Company’s overall financial performance, (ii) the individual’s performance during the year and contributions to the Company, (iii) industry and peer company compensation data and (iv) other relevant factors (for example, market conditions). The amounts for named executive officers other than the Chief Executive Officer are set forth in the Summary Compensation Table under the heading “Salary.”

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive. Annual incentives are a significant component of executive compensation, reflecting the Company’s belief that management’s contribution to long-term stockholder returns (via increasing stock prices) comes from increasing current earnings and properly preparing the Company for future earnings growth. We believe these incentives play a key role in enabling us to attract, retain and motivate our employees.

For fiscal year 2021, under the terms of our management cash incentive plan, a target incentive amount was set for each participant. Those amounts are set forth below in the Grants of Plan-Based Awards table under the heading “Target.”

The incentives for our executive officers named in the Summary Compensation Table were based 60% on an adjusted earnings before interest, taxes, depreciation and amortization (“AEBITDA”) target with Messrs. Francis, Lonegro and Bennett’s incentives based on a Company-wide target and Messrs. Best and Taylor’s incentives based on their respective division targets, 20% on a Company-wide operating working capital as a percentage of sales target (“Operating Working Capital”), and 20% on qualitative performance evaluations of strategic performance goals (“individual goals”). AEBITDA means net income (loss) from continuing operations excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, acquisition costs, restructuring costs and COVID-19 impacts (limited to costs directly related to our response to the COVID-19 pandemic, which increased AEBITDA by $1.6 million in fiscal year 2021). AEBITDA is a non-GAAP financial measure that is equivalent to Adjusted EBITDA as reported in the Company’s periodic reports filed with the SEC and earnings releases. The numerator in the Operating Working Capital calculation is defined as inventory plus accounts receivable less accounts payable. The Operating Working Capital calculation is based on thirteen (13) month average Operating Working Capital divided by trailing twelve (12) month net sales, as reported in the Company’s consolidated financial statements.

The following table shows potential payouts for each of the three targets at threshold, target and maximum, both as a percentage of the incentive related to the individual target and as a percentage of the total incentive:

AEBITDA (Weighted at 60% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold (≤80% of Target)	Target	Maximum (≥120% of Target)
Payout as Percentage of AEBITDA Target	0%	100%	200%
Payout as Percentage of Total Incentive	0%	60%	120%

Operating Working Capital (Weighted at 20% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold (≤30bps above Target)	Target	Maximum (≥50bps below Target)
Payout as Percentage of Operating Working Capital Target	0%	100%	200%
Payout as Percentage of Total Incentive	0%	20%	40%

Individual Goals (Weighted at 20% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold	Target	Maximum
Payout as Percentage of Individual Goals Target	0%	100%	120%
Payout as Percentage of Total Incentive	0%	20%	24%

Payouts between threshold achievement and target achievement and between target achievement and maximum achievement are adjusted on the basis of straight-line interpolation.

The Chair of the Compensation Committee, in consultation with our Board of Directors Chairman and other members of the Compensation Committee, performs the individual goal evaluations of our Chief Executive Officer, and our Chief Executive Officer performs the individual goal evaluations of the remaining named executive officers. In each case, the results are then presented to and discussed with the Compensation Committee and FW Cook, and in the case of the Chief Executive Officer, presented to and discussed with the Board of Directors.

For the fiscal year 2021 annual incentive plan, Beacon achieved a Company-wide AEBITDA of approximately $669.6 million compared to the established target of $441.1 million, equal to 152% of target. The South Division achieved AEBITDA of 157% of target and the West Division achieved AEBITDA of 130% of target. Fiscal year 2021 AEBITDA targets and results included the interior products business for the first three (3) months of fiscal year 2021. For fiscal year 2021, the Company achieved an Operating Working Capital as a percent of trailing twelve (12) month sales of 17.74%, compared to an established target of 18.30% for the named executive officers. Our Board of Directors established the annual Company and division AEBITDA targets and the Operating Working Capital target as part of the Company’s annual budget and long-range planning process, which includes but is not limited to a review of historical and expected annual growth, profit margin and working capital management rates. The targets were set at the beginning of fiscal year 2021 and the Board believed at the time that it would require a high degree of execution of the 2021 business plan in order to attain these goals. Based on the Company, South Division and West Division actual AEBITDA results, each of which out-performed target, each participant earned two hundred percent (200%) of the AEBITDA portion of their target incentive. Based on the Company’s actual Operating Working Capital results that out-performed target, each participant earned two hundred percent (200%) of the Operating Working Capital portion of their target incentive.

In addition to the duties and responsibilities associated with their executive positions, each of our named executive officers are assigned specific individual goals in order to qualify for part or all of the remaining 20% portion of their target incentive amount. If the goal objectives are exceeded, each named executive officer can receive an additional incentive. Total incentives earned for fiscal year 2021, including the executive’s achievement of individual goals, are described in the table below and are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”.

Fiscal Year 2021 Annual Cash Incentive Payout (AIP)
		Financial Goals
		AEBITDA			Operating Working Capital as % of Sales			Individual Goals
Name	Target AIP	Weighting	Achievement %	Payout	Weighting	Achievement %	Payout	Weighting	Achievement %	Payout	Actual AIP	Payout as % of Target
Julian G. Francis	$937,250	60%	200%	$1,124,700	20%	200%	$374,900	20%	110%	$206,195	$1,705,795	182%
Frank A. Lonegro	$448,800	60%	200%	$538,560	20%	200%	$179,520	20%	120%	$107,712	$825,792	184%
Jonathan S. Bennett	$112,308	60%	200%	$134,770	20%	200%	$44,923	20%	95%	$21,339	$201,031	179%
C. Munroe Best III	$276,802	60%	200%	$332,162	20%	200%	$110,721	20%	100%	$55,360	$498,243	180%
Jason L. Taylor	$240,000	60%	200%	$288,000	20%	200%	$96,000	20%	100%	$48,000	$432,000	180%

The individual goals for each named executive officer pursuant to our 2021 incentive plan were as follows:

Mr. Francis’s specific individual fiscal year 2021 goals were:

•

drive the Company’s financial performance to meet and exceed budget and elevate objectives; continue building confidence both internally and externally in the management team’s ability to execute against plans and guidance

•	build a more diverse management team to achieve the next level growth vision for the Company
•	lead the successful divestiture of the interior products business
•	accelerate future growth strategy for the Company

Mr. Lonegro’s specific individual fiscal year 2021 goals were:

•	successfully develop the forward strategy for capital structure, use of interior products divestiture proceeds, and debt management
•	drive organization to attain stretch financial performance
•	develop future merger and acquisition strategy
•	improve monthly close, forecasting and budgeting process and lead transition from fiscal year to calendar year financials

Mr. Bennett’s specific individual fiscal year 2021 goals were:

•	lead the design of next version of the Company’s pricing model and determine deployment strategy
•	complete assessment of non-residential business, with specific focus on sales acceleration and profitability
•	accelerate value creation strategies in digital, branded products and targeted customer segments and categories

Mr. Best’s and Mr. Taylor’s specific individual fiscal year 2021 goals were identical, but based on their respective division results (with Mr. Best leading the Company’s operations for the South Division and Mr. Taylor leading the Company’s operations for the West Division):

•	achieve a minimum score of 80% on the safety scorecard
•	ensure optimization of Beacon OTC® network
•	achieve a minimum of 12% of total sales via digital platforms

Each of the above-named executive officer’s respective specific individual management objectives reflect our focus on continued growth and improvement in execution over our past performance. Mr. Novich, in consultation with Mr. Knisely and the other members of the Compensation Committee, reviewed the level of achievement of Mr. Francis’s specific individual management objectives set forth above. Mr. Francis reviewed the level of achievement of Messrs. Lonegro, Bennett, Best, and Taylor’s specific individual management objectives set forth above and reported his recommendations to the Compensation Committee. After careful consideration of the outcomes, the Compensation Committee recommended to the Board of Directors the payment of the incentive awards in the amounts set forth in the table above and in the Summary Compensation Table under the heading “Non-equity incentive plan compensation.”

In addition to the management cash incentive plan, the Compensation Committee retains full discretion to award discretionary bonuses to the Chief Executive Officer and others to reward extraordinary efforts by named executive officers in various projects or initiatives during the year. The Compensation Committee considers the Chairman’s and Chief Executive Officer’s recommendations in determining discretionary cash awards for our other named executive officers. In 2021, Mr. Taylor was awarded a retention award of $25,000.

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align total compensation with the long-term financial interests of our stockholders. The equity compensation component of our compensation program is based upon awards of stock options and other stock awards.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of our stockholders by aligning compensation to the long-term performance results of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives determined by the achievement of long-term financial and strategic objectives;

•	encouraging stock ownership by eligible persons;

•	aligning the interests of eligible persons with the interests of the Company;

•	encouraging eligible persons to remain with the Company or its affiliates; and

•	attracting new employees, officers and directors to the Company or its affiliates.

In determining whether to grant stock options and/or other stock awards, and, if so, how many to grant to eligible persons under our stock plan, market data and the quantitative analysis of peer group company stock awards provided by FW Cook is considered, along with each individual’s past performance and contribution to the Company, as well as that individual’s expected ability to contribute to the Company in the future. As part of the Company’s annual performance evaluation process each year, the Chief Executive Officer, after consultation with each other named executive officer, establishes that named executive officer’s performance objectives for the coming year. The actual results under these performance objectives are then used for setting grants in the succeeding year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the Chief Executive Officer evaluates the executive’s overall performance.

Individual performance objectives may include operational metrics and qualitative goals that may reflect corporate or departmental goals or may include specific operational and qualitative objectives with respect to the executive’s area of responsibility. These performance objectives also include the demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major projects, successful integration of acquisitions, and organization capability building. The Chief Executive Officer’s evaluation of an executive’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the Chief Executive Officer’s observations of, and interaction with, the executive throughout the year. The Chief Executive Officer also considers market data and the quantitative analysis of peer group company stock awards provided by FW Cook as well as the executive’s prospects for future development and advancement within the Company in formulating an equity compensation recommendation. As an additional input to the Chief Executive Officer’s evaluation of an executive’s performance, the Chief Executive Officer assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Chief Executive Officer’s evaluation of the executive’s performance.

The above evaluation provides the basis for the Chief Executive Officer’s recommendation to the Compensation Committee of equity compensation for each named executive officer. The Compensation Committee meets with the Chief Executive Officer and discusses the Chief Executive Officer’s recommendations before meeting separately in executive session to discuss the Chief Executive Officer’s and FW Cook’s recommendations and making a final determination of the equity compensation to the named executive officers. The Compensation Committee applies similar factors in determining the equity compensation to the Chief Executive Officer. The Compensation Committee’s evaluation of the Chief Executive Officer’s overall performance relative to these factors also is inherently subjective, involving a high degree of judgment. As additional input to the Compensation Committee’s evaluation of the Chief Executive Officer’s performance, the Compensation Committee assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Compensation Committee’s evaluation of the Chief Executive Officer’s performance.

Since the Company’s initial public offering and through fiscal year 2021, non-qualified stock options have been granted to key members of management at an exercise price equal to the closing price of the Company’s common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. In fiscal year 2011, we began issuing performance-based restricted stock unit awards to certain key members of management. Beginning in fiscal year 2014, we also began issuing time-based restricted stock unit awards to certain key members of management. Similar to stock options, we believe that restricted stock unit awards reward performance because the value of the stock is linked to our Company’s long-term performance. The Compensation Committee believes that time-based and performance-based restricted stock unit awards can play an important retentive and motivational role that stock options alone may not.

The Company’s annual equity awards were historically granted by the Compensation Committee in November of each year following the close of the Company’s fiscal year and subsequent to the approval of the annual budget for the upcoming fiscal year. No grants were made in November 2021, and commencing in 2022, we expect grants to be made in February to reflect the new December 31 fiscal year end. The Company typically does not make stock option and other stock awards other than annually, except in certain cases for key members of management hired during the course of a year, such as Mr. Bennett who was hired in 2021, or to improve the prospects of retaining key management members.

On November 12, 2020, the Compensation Committee authorized awards of stock options, time-based restricted stock units and performance-based restricted stock units. All these awards were granted to our named executive officers and a number of other key employees using the recommendations from FW Cook and other considerations described above. For our named executive officers, the Compensation Committee set a target equity award value based upon recommendations from FW Cook, which reviewed peer group data, and taking into account the value of each named executive officer’s equity awards in prior years. Of that target value, and pursuant to the guidelines approved by our Board, approximately 50% of the target value was represented by performance-based restricted stock units, approximately 25% in time-based restricted stock units and approximately 25% in stock options. Under this methodology, the awards to each of our named executive officers were as follows:

November 2020 (Fiscal Year 2021) Long Term Incentive Awards
	# of Stock Options	% of Total Stock Option Awards	# of Time- Vested Restricted Stock Units	# of Performance- Vested Restricted Stock Units	Total # of Restricted Stock Units	% of Total Restricted Stock Unit Awards
Julian G. Francis	49,610	15.7%	21,311	42,622	63,933	18.5%
Frank A. Lonegro	16,428	5.2%	7,057	14,114	21,171	6.1%
C. Munroe Best III	7,319	2.3%	3,144	6,288	9,432	2.7%
Jason L. Taylor	4,880	1.5%	2,096	4,192	6,288	1.8%

The stock option awards granted to our named executive officers had an exercise price of $35.78, vest one-third annually which started on the first anniversary of the grant (November 12, 2021) and expire on the tenth anniversary of the date of grant (November 12, 2030). The time-based restricted stock unit awards granted to our named executive officers on November 12, 2020 will vest and convert into common shares upon the third anniversary of the date of grant.

Mr. Bennett’s employment with the Company commenced after the issuance of the November 2020 equity grants. In connection with the commencement of his employment, he received a grant of time-vested restricted stock units, the number and terms of which are disclosed below in the tables under the headings “Fiscal Year 2021 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

The performance-based restricted stock unit awards granted to our named executive officers will vest and convert after September 30, 2023, subject to the Company achieving certain Adjusted EPS and daily average organic net sales growth targets, each weighted at 50%, established on the grant date for the fiscal year ended September 30, 2021, the twelve-month period ended September 30, 2022 and the twelve-month period ended September 30, 2023 (each a “component year”). Performance of each metric will be calculated at the end of the three-year period for each component year independently.

The following table shows the percentage of the total of the award that can be earned for each metric for each component year of the three-year period, at threshold, target and maximum, as well as totals for each metric and combined totals for the three-year period:

Adjusted EPS Metric
Component Year	Threshold (≤80% of Target)	Target	Maximum (≥120% of Target)
2021	0%	16.66%	33.33%
2022	0%	16.66%	33.33%
2023	0%	16.66%	33.33%
Total	0%	50%	100%

Daily Average Organic Net Sales Growth Metric
Component Year	Threshold (≤200 bps below Target)	Target	Maximum (≥200 bps above Target)
2021	0%	16.66%	33.33%
2022	0%	16.66%	33.33%
2023	0%	16.66%	33.33%
Total	0%	50%	100%
Combined Total	0%	100%	200%

For the Adjusted EPS metric, achievement of a target between 80% and 100% and between 100% and 120% will be adjusted on the basis of straight-line interpolation. For the daily average organic net sales growth metric, achievement of a target between two percentage points below target and target, and between target and two percentage points above target, will be adjusted on the basis of straight-line interpolation.

On November 16, 2020, the performance-based restricted stock unit awards that were granted in fiscal year 2018 vested. This award had two performance measures, two-year cumulative Adjusted EPS and two-year cumulative cost synergy as a result of the Allied acquisition, both equally weighted at 50%. The two-year cumulative Adjusted EPS target for this grant was $8.95. The Company achieved an actual two-year cumulative Adjusted EPS of $4.67, which resulted in no payout for this performance measure. The two-year cumulative cost synergy target for this grant was $110 million. The Company achieved an actual two-year cumulative cost synergy of $139 million, which resulted in a 200% payout for this performance measure. As a result, the grant as a whole vested and settled at 100% of the original share target.

Employment Agreements

Except for the Executive Severance and Restrictive Covenant Agreements described below under “Executive Compensation—Potential Payments upon Termination or Change-in-Control—Severance Agreements”, there are no other employment, severance or change-in-control agreements currently entered into by and between any named executive officers and the Company.

Stock Ownership Guidelines

Our named executive officers and members of our Executive Committee (consisting of divisional executive vice presidents and corporate executive vice presidents) are expected to own stock of the Company having a value set forth below:

•	Chief Executive Officer = 5 times annual base salary

•	Named executive officers and Executive Committee members = 2 times annual base salary

Executives are required to retain 50% of net profit shares attributable to stock option exercises or vesting of restricted stock units until the specified ownership level is attained. Profit shares represent the shares remaining after payment of applicable tax obligations and, in the case of stock options, payment of the stock option exercise price. There is no defined time period to meet the stock ownership requirement. Participants may satisfy their ownership guidelines with (i) shares directly owned, (ii) shares held in the Company 401(k) plan, (iii) time vested restricted stock units (which settle in stock), even if not vested and (iv) “in-the-money” value of vested stock options, based upon the spread between the exercise price and the current stock price. Unvested stock options and unearned performance based restricted stock units are not counted.

In addition, pursuant to the Company’s Insider Trading and Prohibition of Hedging and Pledging Policy (available on the “Investor Relations” page at www.becn.com), Company directors, officers, employees and members of their households may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities, including the purchase or sale of puts or calls or the use of any other derivative instruments, nor may they hold Company securities in a margin account or pledge Company stock as collateral for a loan.

Retirement and Executive Life Insurance Plans

The Company sponsors a tax-qualified defined contribution 401(k) plan, which covers substantially all of our U.S. employees, including our named executive officers. We currently provide a match of 50% of participants’ before-tax contributions up to 3% of eligible compensation. During fiscal year 2021, we contributed a match for each of the named executives other than Mr. Bennett. Additional annual profit-sharing contributions may be made at the discretion of the Board of Directors but were not made for fiscal year 2021.

Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

The Company provides an executive life insurance benefits program for the named executive officers and other key executives. The program provides life insurance at a coverage level of three times (3x) base salary up to $2.0 million. The Company subsidizes the required premium payments for each employee.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive’s compensation package. Specifically, we have agreed to provide each of the named executive officers with a monthly auto allowance of $1,000 and reimbursement of their fuel costs and other driving expenses. As part of his offer to join the Company, Mr. Francis was provided relocation assistance to support his relocation to the Company’s headquarters office in Herndon, Virginia. Mr. Taylor was asked by the Company to relocate to the Company’s office location in Dallas, Texas in connection with his promotion to President, West Division. Accordingly, Mr. Taylor received relocation assistance which ran through the third quarter of fiscal year 2021.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code as in effect for fiscal years prior to 2018 limited the deductibility of executive compensation paid to the Chief Executive Officer and to each of the three other most highly compensated officers of a public company (other than the Chief Financial Officer) who are named executive officers to $1 million per year. However, compensation that was considered qualified “performance-based compensation” generally did not count toward the $1 million deduction limit.

The Tax Cuts and Jobs Act of 2017 amended Section 162(m) to cover a public company’s chief financial officer and eliminated the performance-based exception. Accordingly, the Company’s grants of stock options, performance-based restricted stock units and annual cash incentive payments made for fiscal year 2018 and later years no longer qualify for this exception. Under a transition rule, outstanding stock options and performance-based restricted stock units will not be subject to Section 162(m) as amended to the extent such compensation is considered paid pursuant to a binding written contract in effect as of November 2, 2017. There are no outstanding performance-based restricted stock unit awards subject to the Section 162(m) transition rule.

The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards our executive officers that are critical to our success. Following the Tax Cuts and Jobs Act, the Compensation Committee may continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around tax deductibility. The Compensation Committee will continue to monitor the effect of tax reform on our executive compensation program.

Incentive Compensation Recoupment Policy

In the event of (i) a financial restatement or (ii) misconduct by a named executive officer, an officer who is a member of our Executive Committee, or a Section 16 officer, the Compensation Committee will review all incentive compensation paid, awarded or granted on or after January 1, 2022 to the involved officer. The Compensation Committee (with the assistance of independent counsel in the case of misconduct) can recommend that a decision be made by the non-employee members of the Board to recoup from the officer all or a portion of the following incentive compensation:

•

Incentive Plan: The Compensation Committee can recommend that the non-employee members of the Board (i) cancel and forfeit the officer’s annual incentive opportunity for the then current plan year, and/or (ii) require repayment of any incentive awards previously paid for prior years within the recoupment period described below.

•

Equity: The Compensation Committee can recommend that the non-employee members of the Board (i) cancel and forfeit any outstanding equity awards, (ii) require the officer to return a number of shares of Company stock received upon vesting and settlement of any restricted stock unit awards during the recoupment period described below (or pay the cash value of such shares), and (iii) require the officer to return a number of shares received upon the exercise of any stock options during the recoupment period described below (or pay the cash value of such shares).

The Compensation Committee may recommend recoupment for incentive compensation that is paid, vested or awarded to the officer within 36 months preceding the date the Company determines the restatement obligation or the officer’s misconduct.

For incentive compensation paid, awarded or granted on or after January 1, 2017 and before January 1, 2022, the Compensation Committee may also recoup incentive compensation under our prior policy, but only in the event of a financial restatement resulting from misconduct.

All named executive officers and members of the Executive Committee have agreed to the terms of this policy.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Neil S. Novich, Chair

Richard W. Frost

Alan Gershenhorn

Robert M. McLaughlin

Douglas L. Young

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended September 30, 2021, 2020, and 2019, by each person who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2021, and by our three next most highly compensated executive officers, who were serving as executive officers at the end of the fiscal year, collectively referred to as our named executive officers:

SUMMARY COMPENSATION TABLE
Name and principal position[1]	Fiscal year	Salary ($)	Bonus[2] ($)	Stock awards[3] ($)	Option awards[4] ($)	Non-equity incentive plan compensation[5] ($)	All other compensation[6] ($)	Total ($)

Julian G. Francis	2021	$810,673	$-	$2,287,523	$762,506	$1,705,795	$95,421	$5,661,918

President and	2020	753,846	-	1,800,017	599,995	768,000	184,060	4,105,918

Chief Executive Officer	2019	113,846	568,110	1,649,984	649,995	109,534	49,675	3,141,144

Frank A. Lonegro	2021	$557,827	$-	$757,498	$252,498	$825,792	$29,078	$2,422,693

Executive Vice President	2020	211,538	8,423	899,996	300,000	189,269	7,671	1,616,897

and Chief Financial Officer

Jonathan S. Bennett	2021	$170,154	$-	$1,200,025	$-	$201,031	$3,692	$1,574,902

Executive Vice President

and Chief Commercial Officer

C. Munroe Best	2021	$457,460	$-	$337,477	$112,493	$498,243	$24,400	$1,430,073

President, South Division

Jason L. Taylor	2021	$395,385	$25,000	$224,985	$75,006	$432,000	$259,034	$1,411,409

President, West Division

[1]	Compensation for the individuals named below is excluded for those fiscal years in which they were not named executive officers.

[2]	For fiscal year 2021, Mr. Taylor’s amount constitutes a retention award.

[3]

These amounts represent the estimated grant date fair value of time-based and performance-based restricted stock unit awards, in each case computed in accordance with FASB ASC Topic 718. In the case of the performance-based restricted stock units, this value is based on the probable outcome of the performance conditions as of the grant date. The awards are recognized by the Company as share-based compensation expense over a three-year period. Assuming performance-based restricted stock units vest at the maximum level, which is 200% of the target, the grant date values of fiscal year 2021 performance-based restricted stock units plus the grant date values of fiscal year 2021 time-based restricted stock units would be as follows: Mr. Francis — $3,812,538; Mr. Lonegro — $1,262,497; Mr. Best — $562,461; and Mr. Taylor — $374,975. All of Mr. Bennett’s awards consisted of time-based restricted stock units. For additional information regarding assumptions underlying the valuation of stock awards, please refer to Notes 2 and 6 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2021.

[4]

These amounts represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. They are recognized by the Company as share-based compensation expense over the three-year vesting period. For additional information, please refer to Notes 2 and 6 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2021.

[5]	These amounts represent the annual cash incentives that were paid during the first quarter of the following fiscal year.

[6]

These amounts include Company matching contributions to the 401(k) plan (combined fiscal year 2021 totals of $8,550 for Mr. Francis, $14,506 for Mr. Lonegro, $8,152 for Mr. Best, and $9,333 for Mr. Taylor) along with executive life insurance payments (including tax gross-up), auto allowance, fuel cost reimbursement and other driving expenses. Mr. Francis’ amount also includes a relocation reimbursement of $66,501 (including a tax gross-up of $29,992). Mr. Taylor’s amount also includes a relocation reimbursement of $235,681 (including a tax gross-up of $88,083).

The following table sets forth the individual grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2021:

FISCAL YEAR 2021 GRANTS OF PLAN-BASED AWARDS
	Grant date	Estimated future payouts under non-equity incentive plan awards[1]			Estimated future payouts under equity incentive plan awards[2]			All other stock awards: number of shares of stock or units[3] (#)	All other option awards: number of securities underlying options[4] (#)	Exercise or base price of option awards ($/share)	Grant date fair value of stock and option awards[5] ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Julian G. Francis		$-	$937,250	$1,724,540

	11/12/2020								49,610	$35.78	$762,506

	11/12/2020				—	42,622	85,244				$1,525,015

	11/12/2020							21,311			$762,508

Frank A. Lonegro		$-	$448,800	$825,792

	11/12/2020								16,428	$35.78	$252,498

	11/12/2020				—	14,114	28,228				$504,999

	11/12/2020							7,057			$252,499

Jonathan S. Bennett		$-	$112,308	$206,647

	6/1/2021							20,870			$1,200,025

C. Munroe Best		$-	$276,802	$509,315

	11/12/2020								7,319	$35.78	$112,493

	11/12/2020				—	6,288	12,576				$224,985

	11/12/2020							3,144			$112,492

Jason L. Taylor		$-	$240,000	$441,600

	11/12/2020								4,880	$35.78	$75,006

	11/12/2020				—	4,192	8,384				$149,990

	11/12/2020							2,096			$74,995

[1]

These non-equity incentive plan awards were based on AEBITDA (with Messrs. Francis, Lonegro and Bennett’s incentives based on a Company-wide target and Messrs. Best and Taylor’s incentives based on their respective division targets), a Company-wide average operating working capital as a percentage of sales and individual performance. Mr. Bennett’s award was based on a partial year of employment at the Company. See Compensation Discussion and Analysis under the heading “Annual Cash Incentives.”

[2]

These restricted stock units vest and convert into common shares after September 30, 2023, subject to the Company achieving certain Adjusted EPS and average organic net sales growth targets, each weighted at 50%, for the fiscal year ended September 30, 2021, the twelve-month period ended September 30, 2022 and the twelve-month period ended September 30, 2023, and the units can vest at a percentage equal to 0% to 200% of the target. See Compensation Discussion and Analysis under the heading “Equity Compensation.”

[3]

These time-based restricted stock units will vest and convert into common shares upon the third anniversary of the grant date. See Compensation Discussion and Analysis under the heading “Equity Compensation.”

[4]

These stock options vest (become exercisable) in three annual installments on the first, second and third anniversaries of the grant date, and expire ten years from the date of grant. See Compensation Discussion and Analysis under the heading “Equity Compensation.”

[5]

These amounts represent the grant date fair value of stock options and restricted stock units awarded to the named executive officers in fiscal year 2021, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Notes 2 and 6 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2021.

The following table sets forth details of all of the outstanding equity awards of the named executive officers as of September 30, 2021:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards[1]				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[2] (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested[3] (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Julian G. Francis	8/22/2019	41,989	20,995	$31.16	8/22/2029
	8/22/2019					11,232	[4]	$536,440
	11/12/2019	18,182	36,363	$33.47	11/12/2029
	11/12/2019								35,853	$1,712,339
	11/12/2019					17,927		$856,194
	11/12/2020	—	49,610	$35.78	11/12/2030
	11/12/2020								42,622	$2,035,627
	11/12/2020					21,311		$1,017,813
Frank A. Lonegro	4/20/2020	14,265	28,531	$17.51	4/20/2030
	4/20/2020					14,991	[5]	$715,970
	4/20/2020					21,416		$1,022,828
	11/12/2020	—	16,428	$35.78	11/12/2030
	11/12/2020								14,114	$674,085
	11/12/2020					7,057		$337,042
Jonathan S. Bennett	6/1/2021					8,696		$415,321
	6/1/2021					12,174	[6]	$581,430
C. Munroe Best	11/14/2012	7,500	—	$30.15	11/14/2022
	11/22/2013	4,895	—	$36.19	11/22/2023
	11/21/2014	4,797	—	$28.64	11/21/2024
	11/20/2015	5,637	—	$37.89	11/20/2025
	11/18/2016	7,037	—	$47.40	11/18/2026
	11/16/2017	7,093	—	$55.17	11/16/2027
	11/13/2018	8,571	4,286	$27.26	11/13/2028
	11/13/2018					4,127		$197,106
	11/12/2019	2,992	5,985	$33.47	11/12/2029
	11/12/2019								5,901	$281,832
	11/12/2019					2,950		$140,892
	11/12/2020	—	7,319	$35.78	11/12/2030
	11/12/2020								6,288	$300,315
	11/12/2020					3,144		$150,157
Jason L. Taylor	11/14/2012	4,000	—	$30.15	11/14/2022
	11/22/2013	2,152	—	$36.19	11/22/2023
	11/21/2014	2,500	—	$28.64	11/21/2024
	11/20/2015	3,595	—	$37.89	11/20/2025
	11/18/2016	3,519	—	$47.40	11/18/2026
	11/16/2017	2,522	—	$55.17	11/16/2027
	11/13/2018	2,286	1,143	$27.26	11/13/2028
	11/13/2018					688		$32,859
	11/12/2019	1,212	2,424	$33.47	11/12/2029
	11/12/2019								1,046	$$49,957
	11/12/2019					747		$35,677
	11/12/2020	—	4,880	$35.78	11/12/2030
	11/12/2020								4,192	$200,210
	11/12/2020					2,096		$100,105

[1]	All stock options granted under our 2004 Stock Plan and our 2014 Stock Plan vest in three annual installments on the first, second and third anniversary of the grant date.

[2]

These time-based restricted stock units vest and convert into common shares upon the third anniversary of the grant date, unless otherwise noted. The total market value is based on the price of our common stock of $47.76 per share at the end of fiscal year 2021.

[3]

These performance-based restricted stock units vest on the third anniversary of the grant date, subject to the Company meeting defined performance metrics. The total market value is based on the price of our common stock of $47.76 per share at the end of fiscal year 2021 and vesting at target.

[4]	This time-based restricted stock unit vested and converted into common shares on November 13, 2021.

[5]	This time-based restricted stock unit vests and converts into common shares upon the second anniversary of the grant date.

[6]	This time-based restricted stock unit vests and converts into common shares in three annual installments on the first, second and third anniversary of the grant date.

The following table sets forth certain information regarding stock option awards exercised and restricted stock unit awards vested by the named executive officers during the fiscal year ended September 30, 2021:

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise[1] ($)	Number of shares acquired on vesting (#)	Value realized on vesting[2] ($)
Julian G. Francis	—	$—	—	$—
Frank A. Lonegro	—	—	14,992	825,310
Jonathan S. Bennett	—	—	—	—
C. Munroe Best	11,000	311,732	8,221	313,385
Jason L. Taylor	3,387	116,818	1,094	41,703

[1]	Calculated by multiplying the difference between the market price and exercise price on the date(s) of exercise by the number of common shares acquired.

[2]	Calculated by multiplying the market price on the vesting date(s) by the number of underlying common shares.

Potential Payments upon Termination or Change-in-Control

Equity Award Agreements

Pursuant to stock option award agreements with our named executive officers, all of their outstanding stock options will vest upon death, disability or retirement (i.e., termination on or after age 65) and in the event of a change in control (subject to the conditions discussed below).

Pursuant to restricted stock unit award agreements with our named executive officers, restricted stock units will vest upon death, disability, or, subject to the conditions discussed below, a change of control (at target in the case of performance-based units). In the case of retirement, restricted stock units will vest (in the case of performance-based units, at the end of the performance period based on actual performance, or upon death, if earlier, at the target level).

Equity awards granted in fiscal year 2015 and later contain a “double trigger” change in control mechanism. Unless an award is continued or assumed by a public company in an equitable manner, it shall become fully vested immediately prior to a change in control (at 100% in the case of a performance-based award). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination (without cause or for good reason) within one-year following the change in control, in which event the award shall become fully vested immediately (at 100% in the case of a performance-based award). Options granted prior to fiscal year 2015 vest immediately upon a change in control.

For purposes of the equity award agreements, “change in control” means: (a) any individual or entity becomes the beneficial owner of securities of the Company representing 50.1% or more of the combined voting power of the Company; (b) the Company consummates a merger, consolidation or other similar transaction unless, following such transaction, more than 50% of the combined voting power of the surviving entity or its parent is then beneficially owned by all or substantially all of the beneficial owners of the Company’s outstanding securities immediately prior to such transaction, in substantially the same proportions; (c) the Company sells all or substantially all of its business and/or assets unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring entity or its parent is then beneficially owned by all or substantially all of the beneficial owners of the Company’s outstanding securities immediately prior to such sale, in substantially the same proportions; or (d) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board (and any new directors, whose appointment by the Board or nomination for election was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the period or whose appointment or nomination was so approved, other than those elected as a result of an actual or threatened proxy contest) cease for any reason to constitute a majority of the Board. “Cause” and “good reason” have definitions substantially similar to those included in the Severance Agreements discussed below.

Severance Agreements

Pursuant to Executive Severance and Restrictive Covenant Agreements (the “Severance Agreements”) with each of our named executive officers, in the event the Company terminates a named executive officer without cause, or a named executive officer terminates for good reason, the Company shall provide the named executive officer with the following payments and benefits:

•	18 months of annual base salary (24 months in the case of the Chief Executive Officer), paid in equal periodic installments on the Company’s regular payroll dates;

•	150% (200% in the case of the Chief Executive Officer) of the named executive officer’s target annual cash incentive, paid in equal periodic installments over the salary continuation period;

•	the annual cash incentive with respect to any fiscal year completed prior to the termination date but not yet paid, paid in a lump sum on the date such cash incentive is paid to other employees;

•

to the extent the named executive officer elects health benefit continuation under COBRA, continued participation in Beacon’s health plan at active employee rates for 12 months (18 months in the case of the Chief Executive Officer); and

•	continued vesting in all unvested equity awards that are scheduled to vest in the 12-month period following the termination date.

For purposes of the Severance Agreement, “cause” means: (i) gross negligence or willful misconduct in the performance of duties, (ii) refusal to perform duties as reasonably and lawfully directed (subject to notice and cure period), (iii) any act of fraud or embezzlement, wrongful taking for personal use, or self-dealing, (iv) conviction for (or plea of guilty or nolo contendre to) any felony or lesser crime involving moral turpitude that reasonably would be expected to materially damage the Company financially or reputationally, (v) material failure to comply with any material written policy (subject to notice and cure period), (vi) use of any illegal drug or abuse or misuse of alcohol and/or prescription drugs which materially adversely affects performance, or (vii) dissemination of confidential information or breach of restrictive covenants (excluding any unintentional and de minimis violations that are promptly cured). “Good reason” means, without the named executive officer’s consent, (i) a material reduction in authority, duties, or responsibilities, (ii) a greater than ten percent (10%) reduction in base salary (on an annualized basis), other than as part of an across-the-board reduction affecting similarly situated Beacon executives of not greater than twenty percent (20%) on an annualized basis and not in excess of 12 months, (iii) a relocation of primary work location more than 50 miles (and not closer to the then primary residence), or (iv) a material breach by the Company of any employment agreement (subject to notice and cure period, and resignation after cure period).

A named executive officer’s receipt of the above payments and benefits is conditioned upon the execution and delivery, not subsequently revoked, of a waiver and release of claims.

The Severance Agreements contain non-competition provisions continuing through a restriction period. The restriction period is 12 months in the case of termination by the Company for cause or by the named executive officer without good reason. The restriction period is 24 months (36 months in the case of the Chief Executive Officer) in the case of a termination by the Company without cause or by the named executive officer for good reason. In the case of a 12-month restriction period (termination for cause or voluntary resignation without good reason), the non-competition provisions shall apply broadly with respect to industry participants. In the case of a 24-month or 36-month restriction period (termination without cause or for good reason), the non-competition provisions shall apply with respect to a list of industry participants identified in, or pursuant to, the Severance Agreement. During the applicable restriction period, the named executive officer will be subject to covenants with respect to non-solicitation, non-disparagement, and non-endorsement of competing products. The named executive officers are also subject to a perpetual confidentiality covenant.

Amounts Payable

The following table quantifies the amounts that would be payable to the named executive officers (1) upon termination of their employment without cause or for good reason under the terms of our Severance Agreements and (2) upon death, disability or retirement, or, if applicable, upon a change in control or qualifying termination following a change in control under the terms of our equity award agreements. The amounts shown assume that the triggering events occurred on the last day of our fiscal year, September 30, 2021.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Name	Benefit	Involuntary termination without cause or voluntary termination for good reason	Death, disability or retirement	Change in control[1]
Julian G. Francis	Base salary continuation	$1,630,000	$—	$—
	Annual cash incentive	1,874,500	—	—
	Value of unvested stock options[2]	1,264,359	1,462,472	1,462,472
	Value of unvested RSUs[3]	1,392,634	6,158,413	6,158,413
	Health benefit[4]	32,626	—	—

	Total estimated value	$6,194,119	$7,620,885	$7,620,885

Frank A. Lonegro	Base salary continuation	$841,500	$—	$—
	Annual cash incentive	673,200	—	—
	Value of unvested stock options[2]	497,149	1,059,870	1,059,870
	Value of unvested RSUs[3]	715,970	2,749,925	2,749,925
	Health benefit[4]	21,571	—	—

	Total estimated value	$2,749,390	$3,809,795	$3,809,795

Jonathan S. Bennett	Base salary continuation	$840,000	$—	$—
	Annual cash incentive	504,000	—	—
	Value of unvested stock options[2]	—	—	—
	Value of unvested RSUs[3]	193,810	996,751	996,751
	Health benefit[4]	24,534	—	—

	Total estimated value	$1,562,344	$996,751	$996,751

C. Munroe Best	Base salary continuation	$692,004	$—	$—
	Annual cash incentive	415,202	—	—
	Value of unvested stock options[2]	159,864	261,070	261,070
	Value of unvested RSUs[3]	197,106	1,070,302	1,070,302
	Health benefit[4]	21,571	—	—

	Total estimated value	$1,485,747	$1,331,372	$1,331,372

Jason L. Taylor	Base salary continuation	$600,000	$—	$—
	Annual cash incentive	360,000	—	—
	Value of unvested stock options[2]	60,242	116,533	116,533
	Value of unvested RSUs[3]	32,859	418,807	418,807
	Health benefit[4]	21,571	—	—

	Total estimated value	$1,074,672	$535,340	$535,340

[1]

Equity awards granted in fiscal years 2015 and later are subject to a “double trigger.” Amounts presented assume such awards were not continued or assumed by a public company in an equitable manner (with or without a termination), or were so continued or assumed followed by a qualifying termination (without cause or for good reason) within one year following the change in control.

[2]

Based on a Company stock price of $47.76 as of September 30, 2021, and the difference between such stock price and the exercise price of unvested options. Pursuant to the terms of the Severance Agreements, stock option awards will continue to vest over 12 months following a termination without cause or for good reason. Accordingly, values for such a termination cannot be determined as of September 30, 2021, and the amounts shown assume a stock price of $47.76 on each future vesting date.

[3]

Based on a Company stock price of $47.76 as of September 30, 2021. Pursuant to the terms of the Severance Agreements, restricted stock awards will continue to vest over 12 months following a termination without cause or for good reason. Accordingly, values for such a termination cannot be determined as of September 30, 2021, and the amounts shown assume a stock price of $47.76 on each future vesting date. In addition, in the case of retirement, performance-based restricted stock units will vest at the end of the performance period based on actual performance, or upon death, if earlier, at the target level. Accordingly, values of performance-based restricted stock units at retirement cannot be determined as of September 30, 2021, and the amounts shown assume vesting at target and a stock price of $47.76 on the vesting date.

[4]

Amounts in this row consist of projected premiums for health benefit coverage, reduced by the amount of projected employee premiums, during the coverage continuation period for each named executive officer.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the ratio of the annual total compensation of Mr. Francis, our Chief Executive Officer, to the median employee’s annual total compensation. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Identification of Median Employee

We selected September 30, 2021, the end of our fiscal year, as the date on which to determine our median employee. For purposes of identifying the median employee, we considered all 6,671 U.S. employees, excluding the Chief Executive Officer. We selected gross earnings (which we define as all earnings before pre-tax payroll deductions) as it represents a broad and comprehensive measure of all compensation delivered to our U.S. employees and is readily available. In addition, we measured compensation for purposes of determining the median employee using the twelve-month period ending September 30, 2021. Relying on the de minimis exemption under the rules, we excluded all non-U.S. employees (all located in Canada) who in the aggregate comprised less than 5% of our total employees. Our total number of U.S. employees was 6,424 and our total number of non-U.S. employees was 247.

Ratio

Mr. Francis’s annual total compensation, as reported in the 2021 Summary Compensation Table, was $5,661,918. The median employee’s fiscal year 2021 annual total compensation that would be reportable in the Summary Compensation Table was $62,784. Based on this information, the ratio of the annual total compensation of Mr.  Francis to the annual total compensation of our median employee is 90 to 1.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2021, Neil Novich, Alan Gershenhorn, Douglas Young, Robert McLaughlin and Richard Frost served on the Compensation Committee. There are no Compensation Committee interlocks. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

Compensation of Directors

The following table summarizes the compensation earned by our directors during the year ended September 30, 2021:

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash[1] ($)	Stock awards[2] ($)	Total ($)

Carl T. Berquist	$132,500	$129,997	$262,497
Barbara G. Fast	109,375	129,997	239,372
Richard W. Frost	125,000	129,997	254,997
Alan Gershenhorn	112,500	129,997	242,497
Philip W. Knisely[3]	190,000	129,997	319,997
Robert M. McLaughlin	115,000	129,997	244,997
Earl Newsome, Jr.	53,789	126,790	180,579
Neil S. Novich	112,500	129,997	242,497
Stuart A. Randle[4]	137,500	129,997	267,497
Nathan K. Sleeper	97,500	129,997	227,497
Douglas L. Young	109,375	129,997	239,372

[1]

These amounts reflect the directors’ annual retainer, additional retainers for service as the Chair, Lead Independent Director, Chairs of committees or service on committees, as applicable and described in more detail below, as well as fees for certain special committee assignments and meetings. Mr. Newsome joined the Board in March 2021 and therefore his fees reflect a partial year of service.

[2]

These amounts reflect the total estimated grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. For additional information regarding assumptions underlying the valuation of stock awards, please refer to Notes 2 and 6 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2021.

[3]	Chair of the Board.
[4]	Lead Independent Director.

As of September 30, 2021, stock awards outstanding for each director included the following:

Name	Stock awards outstanding (#)
Carl T. Berquist	16,020
Barbara G. Fast	11,185
Richard W. Frost	26,859
Alan Gershenhorn	18,850
Philip W. Knisely	17,626
Robert M. McLaughlin	8,521
Earl Newsome, Jr.	2,547
Neil S. Novich	23,124
Stuart A. Randle	19,242
Nathan K. Sleeper	12,000
Douglas L. Young	21,455

No director had outstanding stock options at September 30, 2021.

Our non-employee director compensation program is composed of the following:

•	an annual retainer of $90,000;

•

an annual stock award valued at approximately $130,000 which fully vests on the first anniversary of the grant date but does not settle until the date of the director’s termination of service on the Board, except that directors holding common stock and outstanding vested unexercised/unsettled equity awards with a total fair value that is greater than or equal to five times the annual cash retainer may elect to have future grants settle simultaneously with vesting;

•	an additional annual retainer of $100,000 for the Chair;

•	an additional annual retainer of $25,000 for the Lead Independent Director;

•	an additional annual retainer of $25,000 for the Audit Committee chair, $15,000 for the Compensation Committee chair, and $12,500 for the Nominating and Governance Committee chair;

•	an additional annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the other committees;

•

non-employee directors are subject to stock ownership guidelines that require directors to hold common stock and outstanding vested equity awards (consisting of restricted stock units not subject to forfeiture which settle upon retirement and excluding vested options, if any) with a total fair value greater than or equal to five times the annual cash retainer before any vested restricted stock units may be settled prior to termination of service on the Board; and

•

in addition, pursuant to the Company’s Insider Trading and Prohibition of Hedging and Pledging Policy (available on the “Investor Relations” page at www.becn.com), Company directors, officers, employees and members of their households may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities, including the purchase or sale of puts or calls or the use of any other derivative instruments, nor may they hold Company securities in a margin account or pledge Company stock as collateral for a loan.

The retainer amounts set forth above were effective February 11, 2020 and were set by the Compensation Committee after a review with its consultant FW Cook of current market practices for similarly situated companies. The retainer amounts remained the same for fiscal year 2021.

Additional fees may be payable if the number of Board or committee meetings exceed 12 or 8, respectively, during a fiscal year. We reimburse members of our Board of Directors for any out-of-pocket expenses they incur in connection with services provided as directors.

Directors who are employees of the Company do not receive compensation for their services as directors. Employee compensation for Mr. Francis is set forth in the Summary Compensation Table above.

STOCK OWNERSHIP

The following table shows information regarding the beneficial ownership of our common stock and our Preferred Stock for the following:

•	Each stockholder known by us to beneficially own more than 5% of our common stock or our Preferred Stock;

•	Each of our directors;

•	Each executive officer named in the Summary Compensation Table in “Executive Compensation;” and

•	All directors and executive officers as a group.

	Common stock beneficially owned[1]		Preferred stock beneficially owned
Name and address of beneficial owners	Shares	Percent	Shares	Percent
Stockholders owning more than 5% of our common stock:
CD&R Boulder Holdings, L.P.[2]	24,240,592	30.3%	400,000	100.0%
c/o M&C Corporate Services Limited
P.O. Box 309, Ugland House
South Church Street
George Town, Grand Cayman, KY1-1104
Cayman Islands, British West Indies
FMR LLC[3]	7,074,316	10.0%
245 Summer Street
Boston, MA 02210
The Vanguard Group[4]	5,024,529	7.1%
100 Vanguard Boulevard
Malvern, PA 19355
Dimensional Fund Advisors LP5	4,983,567	7.1%
6300 Bee Cave Road
Building One
Austin, TX 78746
BlackRock, Inc.[6]	4,109,745	5.8%
55 East 52nd Street
New York, NY 10055
Directors and named executive officers:
Julian G. Francis[7]	106,902	*
Frank A. Lonegro[8]	33,809	*
Jonathan S. Bennett[9]	—	*
C. Munroe Best[10]	113,144	*
Jason L. Taylor[11]	31,705	*
Carl T. Berquist[12]	26,020	*
Barbara G. Fast[13]	11,815	*
Richard W. Frost[14]	63,034	*
Alan Gershenhorn[15]	18,850	*
Philip W. Knisely[16]	23,626	*
Robert M. McLaughlin[17]	29,020	*
Earl Newsome, Jr.[18]	—	*
Neil S. Novich[19]	39,355	*
Stuart A. Randle[20]	45,323	*
Nathan K. Sleeper[21]	12,000	*
Douglas L. Young[22]	35,955	*
All directors and executive officers as a group (20 persons):	670,785	*

*	Less than 1%.

[1]

Except as noted otherwise, information concerning beneficial ownership of shares is as of December 22, 2021, including the percentage of shares beneficially owned which is based on 70,426,790 shares of common stock outstanding as of December 22, 2021. Amounts include the number of shares beneficially owned as of that date, as well as the number of shares that such person has the right to acquire beneficial ownership of within 60 days thereafter. In addition, except as noted otherwise, all persons named as beneficial owners have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

[2]

Based on share information for CD&R Boulder Holdings, L.P. (“CD&R Stockholder”) as of April 29, 2021, reported on Schedule 13D filed by them on April 29, 2021, as supplemented by subsequent Form 4 filings, CD&R Stockholder is the beneficial owner of 24,240,592 shares of common stock (the “Common Shares”), consisting of 14,545,973 shares of common stock plus 9,694,619 shares of common stock on an as-converted basis (based on the initial conversion price of $41.26, as adjusted), which are issuable upon conversion, at the option of the holder, of the 400,000 shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), that, as of December 22, 2021, were held directly by CD&R Stockholder. CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of CD&R Stockholder, may be deemed to beneficially own the Preferred Stock and Common Shares in which CD&R Stockholder has beneficial ownership. CD&R Holdings GP expressly disclaims beneficial ownership of the shares in which CD&R Stockholder has beneficial ownership. Investment and voting decisions with respect to the Preferred Stock and Common Shares held by CD&R Stockholder or CD&R Holdings GP are made by an investment committee composed of more than ten investment professionals of Clayton, Dubilier & Rice, LLC (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Stockholder. CD&R Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Nathan K. Sleeper, as the directors of CD&R Holdings GP, may be deemed to share beneficial ownership of the Preferred Stock and Common Shares directly held by CD&R Stockholder. Such persons expressly disclaim such beneficial ownership.

[3]

Based on the share information for FMR LLC, as of June 30, 2021, reported on Schedule 13G filed by it on July 12, 2021. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Both of the foregoing are named as reporting persons in the Schedule 13G. FMR LLC reported sole voting power with respect to 189,936 shares, sole dispositive power with respect to 7,074,316 shares and shared voting and dispositive power with respect to none of the shares.

[4]

Based on the share information for The Vanguard Group as of December 31, 2020, reported on Schedule 13G filed by it on February 10, 2021, The Vanguard Group reported sole voting power with respect to none of the shares, shared voting power with respect to 56,772 shares, sole dispositive power with respect to 4,921,252 shares and shared dispositive power with respect to 103,277 shares.

[5]

Based on the share information for Dimensional Fund Advisors LP as of December 31, 2020, reported on Schedule 13G filed by it on February 12, 2021, Dimensional Fund Advisors LP reported sole voting power with respect to 4,841,491 shares, sole dispositive power with respect to 4,983,567 shares and shared voting and dispositive power with respect to none of the shares.

[6]

Based on the share information for BlackRock, Inc. as of December 31, 2020, reported on Schedule 13G filed by it on January 29, 2021, BlackRock, Inc. reported sole voting power with respect to 3,991,902 shares, sole dispositive power with respect to 4,109,745 shares and shared voting and dispositive power with respect to none of the shares.

[7]

Includes 94,889 shares issuable upon the exercise of vested stock options. Does not include 72,250 stock options, 39,238 restricted stock units with time-based vesting, or 78,475 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

[8]

Includes 19,741 shares issuable upon the exercise of vested stock options. Does not include 39,483 stock options, 43,464 restricted stock units with time-based vesting, or 14,114 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

[9]	Does not include 20,870 restricted stock units with time-based vesting, which were unvested and outstanding as of the record date.

[10]

Includes 58,241 shares issuable upon the exercise of vested stock options. Does not include 7,871 stock options, 6,094 restricted stock units with time-based vesting, or 12,189 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

[11]

Includes 25,768 shares issuable upon the exercise of vested stock options. Does not include 4,465 stock options, 2,843 restricted stock units with time-based vesting, or 5,238 restricted stock units with performance-based vesting, all of which were unvested and outstanding as of the record date.

[12]	Includes 16,020 restricted stock units with time-based vesting.

[13]	Consists of 11,185 restricted stock units with time-based vesting.

[14]

Includes 22,455 restricted stock units with time-based vesting. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[15]	Includes of 18,850 restricted stock units with time-based vesting.

[16]

Includes 17,626 restricted stock units with time-based vesting. Does not include 24,015,591 shares of common stock deemed beneficially owned by CD&R Boulder Holdings, L.P. as a result of its ownership of the Preferred Stock and Common Shares. By virtue of the relationship described in footnote (2), Mr. Knisely may be deemed to share beneficial ownership of the shares held by CD&R Boulder Holdings, L.P. Mr. Knisely disclaims such beneficial ownership.

[17]	Includes 8,521 restricted stock units with time-based vesting.

[18]	Does not include 2,547 unvested restricted stock units with time-based vesting that were granted on March 1, 2021.

[19]

Includes 18,720 restricted stock units with time-based vesting. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[20]

Includes 12,299 restricted stock units with time-based vesting. Does not include 10,678 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[21]

Consists of 12,000 restricted stock units with time-based vesting. Does not include 24,015,591 shares of common stock deemed beneficially owned by CD&R Boulder Holdings, L.P. as a result of its ownership of the Preferred Stock and Common Shares. By virtue of the relationship described in footnote (2), Mr. Sleeper may be deemed to share beneficial ownership of the shares held by CD&R Boulder Holdings, L.P. Mr. Sleeper disclaims such beneficial ownership.

[22]	Includes 21,455 restricted stock units with time-based vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 30, 2021 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

Plan category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)[2]	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,813,774	$34.88	5,335,879
Equity compensation plans not approved by security holders	—	—	—

[1]	See Notes 2 and 6 to the Consolidated Financial Statements in the Company’s latest Form 10-K for additional information regarding our stock-based compensation plans.

[2]

In addition to options, the amounts shown in column (a) reflect time-based and performance-based restricted stock units. The weighted-average price shown in column (b) does not take restricted stock units into account.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. We are subject to the Sarbanes-Oxley Act and the Dodd-Frank Act which, among other things, establish, or provide the basis for, a number of corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act and SEC rules as they relate to us.

CODE OF ETHICS AND BUSINESS CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Ethics and Business Conduct (the “Code”), a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other persons performing similar functions. The Code is available on our website at www.becn.com. If we make any substantive amendments to the Code or grant any waiver, including any implicit waiver, from a provision of the Code to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Cornerstone

The Company purchases products from Cornerstone Building Brands, Inc. (formerly Ply Gem Industries, Inc.) and its subsidiaries (collectively, “Cornerstone”), the largest North American integrated manufacturer and marketer of external building products for the commercial, residential, and repair & remodel construction industries. Investment funds managed by, or affiliated with, Clayton, Dubilier & Rice, LLC own a substantial minority of the capital stock of Cornerstone. During the twelve months ending September 30, 2021, Cornerstone invoiced the Company an aggregate of approximately $134.2 million. The Company believes that the terms of the purchases made from Cornerstone were no less favorable to the Company in the aggregate than would otherwise have been obtained from unrelated third parties. The Company’s relationship with Cornerstone predates the CD&R investment in the Company.

Relationship with White Cap

The Company purchases from, and sells products to, White Cap Supply Holdings, LLC, a distributor of specialty concrete and construction products. Investment funds managed by, or affiliated with, Clayton, Dubilier & Rice, LLC own a substantial majority of the capital stock of White Cap. During the twelve months ending September 30, 2021, White Cap invoiced the Company approximately $0.1 million and the Company invoiced White Cap approximately $6.6 million. The Company believes that the terms of the purchases made from and sales to White Cap were no less favorable to the Company in the aggregate than would otherwise have been obtained from unrelated third parties. The Company’s relationship with White Cap and its corporate predecessor predates the CD&R investment in Beacon.

Relationship with CD&R

On August 24, 2017, in connection with the execution of a stock purchase agreement with respect to the acquisition of Allied Building Products Corp. (the “Allied Acquisition”), the Company entered into an investment agreement (the “Investment Agreement”) with CD&R Boulder Holdings, L.P. (the “CD&R Stockholder” and, together with its affiliated funds, the “CD&R Investors”) and Clayton, Dubilier & Rice Fund IX, L.P. for the purchase of shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”). On January 2, 2018, in conjunction with the closing of the Allied Acquisition, CD&R Stockholder purchased 400,000 shares of Preferred Stock with an aggregate liquidation preference of $400.0 million, at a purchase price of $1,000 per share. The Preferred Stock is convertible perpetual participating preferred stock of the Company, with an initial conversion price of $41.26 per share, subject to customary anti-dilution adjustments, and accrues dividends at a rate of 6.0% per annum (payable in cash or in-kind), subject to adjustment to 9.0% per annum on the occurrence of certain triggering events.

Subject to certain limitations, the Company has the option to redeem the outstanding Preferred Stock, in whole or in part (though no less than one third of the Preferred Stock originally issued), for an aggregate redemption price equal to two times the liquidation value of the shares being redeemed plus any accrued dividends. In the event of a change of control of the Company, each holder of the Preferred Stock will have the option to require the Company to purchase all or any portion of its shares at a price per share equal to the liquidation value of such shares plus any accrued dividends.

Holders of the Preferred Stock are generally entitled to vote with holders of shares of the Company’s common stock on all matters submitted for a stockholder vote (voting together with holders of shares of the Company’s common stock as one class) and will be entitled to a number of votes equal to the number of votes to which shares of the Company’s common stock issuable upon conversion of such Preferred Stock would have been entitled. Additionally, certain matters will require the approval of the holders of a majority of the outstanding Preferred Stock, voting as a separate class. Holders of the Preferred Stock have agreed to cause the Preferred Stock and common stock beneficially owned to be voted at any meeting of stockholders (i) in favor of each director nominated and recommended by the Board for election and (ii) against any stockholder nominations for director or other stockholder proposals which are not approved and recommended by the Board.

The Investment Agreement provides that the CD&R Investors (i) may designate two directors, for so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing at least 50% of the shares of Preferred Stock initially issued to the CD&R Stockholder at closing, and (ii) may designate one director, for so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing less than 50%, but at least 25%, of such shares so received by the CD&R Stockholder.

For so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing at least 25% of the shares of the Preferred Stock initially issued to the CD&R Stockholder at closing, the CD&R Investors will have customary preemptive rights to participate in future equity and equity-linked issuances by the Company up to the extent necessary to maintain its pro rata ownership percentage in the Company, subject to customary exceptions.

On January 2, 2018, pursuant to the Investment Agreement, the Company entered into a registration rights agreement with the CD&R Stockholder, pursuant to which the Company agreed to file a resale shelf registration statement for the benefit of the CD&R Stockholder and its permitted transferees (collectively, the “CD&R Stockholders”) upon the request of the CD&R Stockholder, and pursuant to which the CD&R Stockholders may make up to four requests that the Company conduct an underwritten offering of, or register, shares of the Company’s common stock received upon conversion of the Preferred Stock held by the CD&R Stockholders. The CD&R Stockholders also have customary piggyback registration rights and may request that the Company include their registrable securities in certain future registration statements or offerings of common stock by the Company. These registration rights will terminate when the CD&R Stockholders no longer own any registrable securities or Preferred Stock.

Best Leases

Clement Munroe Best III is a trustee for a trust which owns a minority stake in M. Best & Sons, an entity controlled by members of Mr. Best’s family. The Company currently leases four buildings from M. Best & Sons for approximately $0.8 million for the twelve months ending September 30, 2021. The original lease relationships predate Beacon’s acquisition of Best Distributing in 2000 and were not related party transactions with respect to Beacon at the time. The Company believes that the current terms of these leases approximate those the Company would negotiate in arms-length transactions with unrelated third parties.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our stockholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, approved by our Board, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the SEC.

Based solely on our review of the copies of these forms as filed or representations from certain reporting persons that no forms were required to be filed, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them under Section 16(a) with respect to the fiscal year ended September 30, 2021, except that each of Messrs. Jason L. Taylor and James J. Gosa filed his Form 3 late.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS

In light of the recent change in our fiscal year from September 30 to December 31, we expect that the timing of our future Annual Meetings of Stockholders will be pushed back by approximately three months as compared to prior years. As a result, we currently anticipate holding our Annual Meeting of Stockholders for the fiscal year 2023 in May 2023.

Stockholders interested in presenting a proposal for consideration at our 2023 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner (typically not less than 120 days before the date the prior year’s annual meeting proxy statement was released to stockholders or, if the annual meeting date has been changed by more than 30 days from the date of the previous year’s meeting, a reasonable time before the company begins to print and send its proxy materials). To be eligible for inclusion in the 2023 proxy statement and form of proxy relating to the meeting, stockholder proposals must be received by our Corporate Secretary at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, no later than January 19, 2023, which the Company considers to be a reasonable time before it intends to begin printing and sending proxy materials.

Our By-Laws provide an advance notice procedure for certain business, or nominations to the Board, to be brought before an Annual Meeting. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that if the Annual Meeting is not held within thirty (30) days before or after such anniversary date, then for the notice by the stockholder to be timely it must be so received not later than the close of business on the tenth (10th) day following the date on which the notice of such meeting was mailed or public disclosure of the date of such meeting was made, whichever occurs first. Because of our change in fiscal year, the deadline is subject to the ten-day period described in the prior sentence. Beacon intends to publicly announce a date for the 2023 Annual

Meeting of Stockholders no earlier than February 8, 2023 in which case such proposals will be due no later than February 18, 2023. The notice must contain the information required by our Bylaws. Nothing in this paragraph shall be deemed to require us to include in our Proxy Statement and proxy relating to an Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the 2022 Annual Meeting of Stockholders, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested stockholders upon written request to us.

By Order of the Board of Directors

CHRISTINE S. REDDY, Corporate Secretary

Herndon, Virginia

January 14, 2022

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: BEACON P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/BECN Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-859-2136 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Beacon Roofing Supply, Inc. Annual Meeting of Stockholders For Stockholders as of record on December 22, 2021 TIME:    Friday, February 18, 2022, 08:00 AM, Eastern Time PLACE: Beacon’s Corporate Headquarters 505 Huntmar Park Drive, Herndon, VA, 20170 This proxy is being solicited on behalf of the Board of Directors The undersigned appoints Julian G. Francis and Frank A. Lonegro (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Beacon’s Corporate Headquarters, 505 Huntmar Park Drive, Herndon, VA, 20170, on Friday, February 18, 2022 at 8:00 a.m. ET and all adjournments and postponements thereof. The undersigned hereby acknowledges receipt of (i) the Company’s 2021 Annual Report, (ii) the proxy statement and (iii) the Notice of Annual Meeting of Stockholders dated January 14, 2022. This proxy, when properly executed, will be voted in the manner directed herein. IF NO DIRECTION IS GIVEN THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. If you hold shares in the 401(k) savings plan of the Company (the “Plan”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof. Voting instructions for shares in the Plan must be received by 11:59 p.m. ET on February 15, 2022. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card or give your telephone or Internet proxy by 11:59 p.m. ET on February 17, 2022. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 18, 2022. The proxy statement and the 2021 Annual Report are also available at www.proxydocs.com/BECN

Beacon Roofing Supply, Inc.
Annual Meeting of Stockholders
THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.
PROPOSAL    YOUR VOTE BOARD OF DIRECTORS RECOMMENDS
1. Election of 12 members of our Board of Directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified. (Proposal No. 1);    FOR WITHHOLD
1.01 Philip W. Knisely     FOR
1.02 Julian G. Francis     FOR
1.03 Carl T. Berquist     FOR
1.04 Barbara G. Fast     FOR
1.05 Richard W. Frost     FOR
1.06 Alan Gershenhorn     FOR
1.07 Robert M. McLaughlin     FOR
1.08 Earl Newsome, Jr.     FOR
1.09 Neil S. Novich     FOR
1.10 Stuart A. Randle     FOR
1.11 Nathan K. Sleeper     FOR
1.12 Douglas L. Young     FOR
FOR    AGAINST ABSTAIN
2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2);     FOR
3. To approve the compensation for our named executive officers as presented in the     FOR
Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3);
4. The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.
Check here if you would like to attend the meeting in person.
Authorized Signatures—Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date